UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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INFORMATION REQUIRED IN PROXY STATEMENT
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FY23 Notice of Annual Meeting and Proxy Statement

12:00

qorvo

all around you

June 28, 2023

Dear Stockholders:

We are inviting you to attend Qorvo’s 2023 Annual Meeting of Stockholders, which will be held on August 15, 2023, at 8:00 a.m. Central Daylight Time at The Ritz-Carlton, 2121 McKinney Avenue, Dallas, TX 75201. During the annual meeting, we will discuss each item of business described in the Notice of Annual Meeting of Stockholders and Proxy Statement.

On or about June 28, 2023, we began mailing to certain stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our 2023 Annual Report, via the Internet. The Notice of Internet Availability of Proxy Materials also contains instructions on how to receive a paper copy of the proxy materials. Those stockholders who did not receive the Notice of Internet Availability of Proxy Materials will instead receive a paper copy of the Notice of Annual Meeting of Stockholders, Proxy Statement, Form of Proxy and 2023 Annual Report. Copies of these materials are available at www.proxyvote.com.

Your vote is important to us. It is important that your shares of common stock be represented at the annual meeting so that a quorum may be established. Even if you plan to attend the annual meeting in person, we encourage you to read the proxy materials carefully and vote your proxy as soon as possible. You may vote over the Internet, by telephone or by mailing a completed proxy card or voting instruction form. Additional information about the annual meeting is provided in the proxy materials. Thank you for your continued interest in Qorvo.

Sincerely,

Jason K. Givens

Secretary

Website addresses and hyperlinks are included for reference only. The information contained on or available through websites referred to and/or linked to in this proxy statement (other than the Company’s website to the extent specifically referred to herein as required by SEC rules) is not part of this proxy solicitation and is not incorporated by reference into this proxy statement or any other proxy materials.

    2023 Proxy Statement

NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS

Dear Qorvo Stockholders:

We hereby give notice that the 2023 Annual Meeting of Stockholders of Qorvo, Inc. (“Qorvo”) will be held on Tuesday, August 15, 2023, at 8:00 a.m. Central Daylight Time at The Ritz-Carlton, 2121 McKinney Avenue, Dallas, TX 75201, for the following purposes:

(1)

To elect the nine director nominees named in the accompanying proxy statement to serve a one-year term and until their respective successors are duly elected and qualified or until their earlier resignation or removal.

(2)	To approve, on an advisory basis, the compensation of our Named Executive Officers (as disclosed in the proxy statement).

(3)	To ratify the appointment of Ernst & Young LLP as Qorvo’s independent registered public accounting firm for the fiscal year ending March 30, 2024.

(4)	To transact such other business that may properly come before the meeting.

Only stockholders of record at the close of business on the record date, June 20, 2023, are entitled to notice of and to vote at the annual meeting or any adjournment thereof.

By Order of the Board of Directors,

Jason K. Givens

Secretary

June 28, 2023

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on August 15, 2023: The Notice of Annual Meeting of Stockholders, Proxy Statement, Form of Proxy and Annual Report on Form 10-K are available at www.proxyvote.com.

    2023 Proxy Statement    i

7628 Thorndike Road

Greensboro, North Carolina 27409-9421

2023 Proxy Statement Summary

This summary highlights information contained elsewhere in this proxy statement for Qorvo, Inc., which we sometimes refer to as the “Company” or “Qorvo.” This summary does not contain all the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Stockholders

●	Time and Date	8:00 a.m. Central Daylight Time, August 15, 2023

●	Place	The Ritz-Carlton 2121 McKinney Avenue Dallas, TX 75201

●	Record Date	June 20, 2023

●	Voting	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals.

●	Attending the Meeting	Stockholders attending the meeting in person will need to present valid photo identification and, if you are not a registered holder, proof of ownership of Qorvo common stock. See page 59 for further instructions.

How to Vote

Although stockholders may vote in person at the annual meeting, we strongly encourage all stockholders to vote their shares prior to the meeting using one of the voting methods below:

Mail You may vote by signing, dating and mailing the enclosed proxy card or the voting instruction form you received.	Telephone Please call toll-free 1-800-690-6903 and follow the instructions on the proxy card or voting instruction form.	Internet Please go to www.proxyvote.com and follow the instructions on the website.

Meeting Agenda

Proposal	Description	Board Recommendation	Page

1	Election of the nine director nominees named in this proxy statement	✓ Vote FOR ALL	1

2	Approval, on an advisory basis, of the compensation of our Named Executive Officers	✓ Vote FOR	19

3	Ratification of Ernst & Young LLP as Qorvo’s independent registered public accounting firm for fiscal 2024	✓ Vote FOR	53

ii         2023 Proxy Statement

2023 Proxy Statement Summary

Board Nominees

The following table provides summary information about each director nominee. The nominees receiving a majority of the votes cast at the meeting will be elected as directors.

Name	Age	Director Since	Occupation	Independent	AC	CC	CDC	GNC

Ralph G. Quinsey	67	2015	Chairman of the Board and Lead Independent Director of Qorvo; Secretary and Treasurer of Dry Fly Distilling	◆	◆		◆	C

Robert A. Bruggeworth	62	2013	President and CEO of Qorvo				◆

Judy Bruner	64	2021	Former Executive Vice President, Administration and Chief Financial Officer, SanDisk Corporation	◆	◆			◆

Jeffery R. Gardner	63	2015	President and CEO of CalAmp Corp.	◆	C			◆

John R. Harding	68	2015	General Partner of Harding Partners, LP	◆	◆		C

David H. Y. Ho	64	2015	Chairman and Founder of Kiina Investment Ltd.	◆		◆	◆

Roderick D. Nelson	63	2015	Founder and Principal of Nelson Technology Partners, Inc.	◆		◆	◆	◆

Dr. Walden C. Rhines	76	2015	President and CEO of Cornami, Inc.	◆		C		◆

Susan L. Spradley	62	2017	Partner, TAP Growth Group	◆		◆	◆	◆

AC — Audit Committee
GNC — Governance and Nominating Committee
CC — Compensation Committee

C — Committee Chair
CDC — Corporate Development Committee

Fiscal 2023 Executive Compensation Elements

Base salary and short-term incentive compensation opportunities account for approximately 25% of each Named Executive Officer’s (as identified in the Compensation Discussion and Analysis section) target total direct compensation, as further described below.

Long-term equity-based compensation, which accounts for approximately 75% of each Named Executive Officer’s target total direct compensation, consists of performance-based restricted stock unit awards (“Performance-based RSUs”) and service-based restricted stock unit awards (“Service-based RSUs”), as further described below.

With the exception of compensation paid to Mr. Grant A. Brown, who was named our Chief Financial Officer effective August 29, 2022, approximately 76% of each Named Executive Officer’s target total direct compensation mix for fiscal year 2023 is “at-risk” and approximately 59% is tied to performance.

Type	Form	Terms

Base Salary	Cash	Generally eligible for annual increase.
Short-Term Incentive Awards	Cash or equity	Based on attainment of Company performance metrics. Form of payment is determined by Compensation Committee.

Long-Term Equity-Based Incentive Awards	Performance-Based RSUs

Based on achievement of Company performance objectives. Earned at the end of a specified performance period, with 50% vesting upon certification of the level of achievement, and the remaining 50% vesting in equal installments over the following two years.

	Service-Based RSUs	Vest in increments of 25% per year over four years.

Other Employee Benefits	Health & Disability Insurance, 401(k) Plan, Employee Stock Purchase Plan & Deferred Compensation Plan	Eligible to participate in the same employee benefit plans generally available to all employees.

    2023 Proxy Statement    iii

2023 Proxy Statement Summary

Fiscal 2023 Compensation Decisions

For fiscal 2023, we made the following compensation decisions with respect to our Named Executive Officers:

●

Base salaries for our Named Executive Officers increased modestly reflecting the Compensation Committee’s consideration of competitive market data as well as the individual performance and roles and responsibilities of each Named Executive Officer.

●

Based on our financial performance in the first half and second half of fiscal 2023, the Named Executive Officers received short-term cash incentive awards at 95% and 0%, respectively, of their fiscal 2023 target percentage based on their base salary paid during the applicable six-month performance period.

●

Our Named Executive Officers earned (i) Company Performance-based RSUs at 109.5% of the targeted number of units (based on the objectives measurable as of May 2023), and (ii) Service-based RSUs in amounts consistent with our equity-based compensation practices.

●

The Compensation Committee certified certain performance objectives for Performance-based RSUs initially granted for fiscal year 2022, whose performance periods ended between April 30, 2022 and September 30, 2022.

We believe our executive compensation program provides a balanced and stable foundation to reward our Named Executive Officers for achieving our corporate objectives. Our compensation philosophy emphasizes team effort, which we believe fosters rapid adjustment and adaptation to fast-changing market conditions and helps not only to achieve our short-term and long-term goals, but also to align the interests of our management team with those of Qorvo and our stockholders.

Sound Corporate Governance and Compensation Practices

  Accountability

●   Approximately 89% of our directors are considered independent

●   Our Chairman of the Board is an independent director, as are the Chairs of each Board Committee

●   Majority voting for director elections in uncontested elections

●   Annual elections for all directors

●   Require CEO stock ownership equal to 5x salary

●   Robust stock ownership requirements for directors equal to 5x their annual retainer

●   Annual Board and Committee self-evaluations

●   Annual CEO evaluation process led by the Chair of the Governance & Nominating Committee (currently our Lead Independent Director)

●   Individual director peer evaluations conducted on a biennial basis

●   Our independent directors regularly meet in executive sessions without management, with the Chair of the Governance and Nominating Committee or the Lead Independent Director presiding

●   Eligible stockholders may nominate their own director nominees to be included in the Company’s proxy materials

Board Diversity ● Approximately 33% of our directors are women or ethnic minorities ● Women comprise approximately 22% of the Board

  Compensation

●   Aligns Company performance with compensation of our Named Executive Officers

●   Prohibitions on backdating and repricing of equity awards and options without stockholder approval

●   We do not provide perquisites to our executive officers

●   We impose “clawback” restrictions in our senior officer equity awards

●   We prohibit the hedging or pledging of Qorvo securities

●   We provide change-in-control agreements with a “double trigger” for acceleration of equity awards requiring a qualifying termination of employment following a change in control

iv         2023 Proxy Statement

2023 Proxy Statement Summary

Cautionary Note Regarding Forward-Looking Statements

This proxy statement includes “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions, and are not historical facts and typically are identified by terms such as “may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “forecast,” “predict,” “potential,” “continue” and similar words, although some forward-looking statements are expressed differently. Although forward-looking statements in this proxy statement reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known and understood by us. Consequently, forward-looking statements involve inherent risks and uncertainties, and actual financial results and outcomes may differ materially and adversely from the results and outcomes discussed in or anticipated by the forward-looking statements. Material factors that could cause actual results to differ materially from our expectations are summarized and disclosed in Qorvo’s most recent Annual Report on Form 10-K and in other reports and statements filed with the Securities and Exchange Commission.

    2023 Proxy Statement    v

Proposal 1 – Election of Directors

PROPOSAL 1 – ELECTION OF DIRECTORS

Nominees for Election of Directors

We are asking you to elect each of the nine director nominees listed below to serve on our Board of Directors for a one-year term expiring at the annual meeting of stockholders in 2024, or until his or her earlier resignation or removal. Under our bylaws, each director nominee receiving a majority of the votes cast at the annual meeting will be elected to another term as director.

All nine nominees presently serve as directors. Although we expect that each of the nominees will be available for election, if any vacancy in the slate of nominees occurs, we expect that shares of common stock represented by proxies will be voted for the election of a substitute nominee or nominees recommended by the Governance and Nominating Committee and approved by the Board of Directors. The names of the nine nominees for election to the Board, their principal occupations and qualifications are set forth below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH

OF THE DIRECTOR NOMINEES LISTED BELOW.

Ralph G. Quinsey Age: 67 Director Since: 2015 Committees: ● Audit ● Corporate Development ● Governance and Nominating (Chair)

Mr. Quinsey has served as Chairman of the Board of Qorvo since January 2015 and as Lead Independent Director for Qorvo since August 2018. He was the President and Chief Executive Officer and a director of TriQuint Semiconductor, Inc. (“TriQuint”) from 2002 until TriQuint’s combination with RF Micro Devices, Inc. (“RFMD”) in a merger of equals to form Qorvo, effective January 1, 2015. From September 1999 to January 2002, Mr. Quinsey was Vice President and General Manager of the Analog Division of ON Semiconductor, a manufacturer of semiconductors for a wide array of applications. From 1979 to September 1999, Mr. Quinsey held various positions at Motorola, a manufacturer of semiconductors and communications equipment, including Vice President and General Manager of the RF/IF Circuits Division, which developed both silicon and GaAs technologies for wireless phone applications. Mr. Quinsey is the Secretary, Treasurer and a board member of Dry Fly Distilling, a privately held craft distiller, a board member of Perfect Company, a privately held Internet of Things (“IoT”)-based company, and an officer, board member and co-founder of Orcorazon, a privately held medical devices company.

Mr. Quinsey brings to the Board his deep institutional knowledge regarding our company, with an exceptional understanding of our company’s strengths, challenges and opportunities. Additionally, Mr. Quinsey has significant experience leading a public company through various phases of growth and brings to the Board his extensive knowledge of and breadth of experience with our business resulting from over 40 years in the semiconductor industry. Mr. Quinsey’s strong leadership skills and unique perspective as the long-time leader of TriQuint make him a tremendous asset to the Board.

Robert A. Bruggeworth Age: 62 Director Since: 2013 Committees: ● Corporate Development

Mr. Bruggeworth has served as our President and Chief Executive Officer and as a director since Qorvo’s incorporation in December 2013. Prior to becoming a director of Qorvo, he was RFMD’s President and Chief Executive Officer and a director from January 2003 until January 2015, having previously served in several senior management positions at RFMD beginning in September 1999. From July 1983 to April 1999, Mr. Bruggeworth held several manufacturing and engineering positions at AMP Inc. (now TE Connectivity LTD), a supplier of electrical and electronic connection devices, most recently as Divisional Vice President of Global Computer and Consumer Electronics based in Hong Kong. Since 2007, Mr. Bruggeworth has served on the board of directors, including as lead independent director since May 2017, of MSA Safety Incorporated, a publicly traded global leader in the development, manufacture and supply of safety products that protect people and facility infrastructures. Since November 2022, Mr. Bruggeworth has served on the board of directors of Seagate Technology Holdings plc, a publicly traded provider of storage solutions. Mr. Bruggeworth served as the Chair of the Semiconductor Industry Association in 2021, and served as its Vice Chair in 2020.

As our President and Chief Executive Officer, Mr. Bruggeworth understands our business and the challenges and issues that we face and brings to the Board strong leadership skills and substantial global business experience. Mr. Bruggeworth also has over 30 years of experience with respect to manufacturing, marketing and material sourcing for semiconductors and other electronic products.

    2023 Proxy Statement    1

Proposal 1 – Election of Directors

Judy Bruner Age: 64 Director Since: 2021 Committees: ● Audit ● Governance and Nominating

Ms. Bruner has served on the Board of Directors since May 2021. She served as the Executive Vice President, Administration and Chief Financial Officer of SanDisk Corp, a supplier of flash storage products, from June 2004 until its acquisition by Western Digital in May 2016. Ms. Bruner was Senior Vice President and Chief Financial Officer of Palm, Inc., a provider of handheld computing and communications solutions, from September 1999 until June 2004. Prior to that, she held financial management positions at 3Com Corporation, Ridge Computers and Hewlett-Packard Company. Ms. Bruner has served as a member of the boards of directors of Applied Materials, Inc., a publicly traded semiconductor equipment manufacturer, since July 2016, Rapid7, Inc., a security data and analytics solutions provider, since October 2016, and Seagate Technology Holdings plc, a publicly traded provider of storage solutions, since January 2018. She previously served on the boards of directors of Brocade Communications Systems, Inc. from January 2009 to November 2017 and Varian Medical Systems, Inc. from August 2016 to April 2021.

Ms. Bruner brings to the Board semiconductor industry leadership and significant experience in financial management and board roles with a range of publicly traded technology companies.

Jeffery R. Gardner Age: 63 Director Since: 2015 Committees: ● Audit (Chair) ● Governance and Nominating

Mr. Gardner has served on the Board of Directors since January 2015. From 2004 until 2015, he served as a director of RFMD. Mr. Gardner has served as President and Chief Executive Officer of CalAmp Corp., a publicly traded company that is a leading provider of wireless communications solutions for a broad array of applications to customers globally, since July 2020 (after having served in that interim role since March 2020) and has served as a member of its board of directors since January 2015. From September 2015 through February 2020, Mr. Gardner served as President and Chief Executive Officer of Brinks Home Security™, one of the largest home security monitoring companies in the U.S., which was an affiliate of Ascent Capital Group, Inc. through August 2019. Mr. Gardner served as Executive Vice President of Ascent from September 2015 to August 2019 and as a director of Ascent from November 2016 until August 2019. From 2005 until December 2014, Mr. Gardner was President and Chief Executive Officer of Windstream Corporation, a leading provider of advanced network communications and technology solutions, including cloud computing and managed services. Mr. Gardner also served as a director of Windstream from 2005 until February 2015. Prior to Windstream, Mr. Gardner held several positions at ALLTEL, including Executive Vice President and Chief Financial Officer. He is a National Association of Corporate Directors (NACD) Leadership Fellow, having completed the NACD’s program for corporate directors. Mr. Gardner is a former member of the Business Roundtable, an association of chief executive officers of leading U.S. companies. He also served as Chairman of the United States Telecom Association, a telecommunications trade association.

Mr. Gardner has been in the communications industry since 1986 and brings to the Board and its committees valuable industry insight, including extensive knowledge regarding the requirements of downstream customers, resulting from his experience as a CEO and CFO of public companies in the wireless telecommunications industry. Additionally, Mr. Gardner has specific expertise in the areas of strategic development, finance, financial reporting and accounting and internal controls.

2         2023 Proxy Statement

Proposal 1 – Election of Directors

John R. Harding Age: 68 Director Since: 2015 Committees: ● Audit ● Corporate Development (Chair)

Mr. Harding has served on the Board of Directors since January 2015. From 2006 until 2015, he served as a director of RFMD. Since January 2020, Mr. Harding has served as a consultant in the fabless semiconductor design and manufacturing field as the General Partner of Harding Partners, LP. Mr. Harding co-founded eSilicon Corporation, a privately held company that designed and manufactured complex, custom chips for a broad portfolio of large and small firms. He served as President and Chief Executive Officer of eSilicon from its inception in May 2000 until it was acquired by Inphi Corporation (and concurrently sold certain assets to Synopsys, Inc.) in January 2020. Before starting eSilicon Corporation, Mr. Harding served as President, Chief Executive Officer and a director of publicly traded Cadence Design Systems, Inc., which acquired his former employer, Cooper & Chyan Technology, Inc. Mr. Harding held a variety of senior management positions at Zycad Corporation, and his career also includes positions with TXL and IBM Corporation. From 2012 to 2016, Mr. Harding served on the board of directors of Advanced Micro Devices, Inc. Mr. Harding has also held leadership roles at Drew University, where he was Vice Chairman of the Board of Trustees, and Indiana University, where he was a member of the Advisory Board for the School of Public and Environmental Affairs. In addition, Mr. Harding has served as a member of the Steering Committee at the U.S. Council on Competitiveness and was a former member of the National Academies Committee for Software, Growth and the Future of the U.S. Economy. From 2004 to 2020, Mr. Harding served as a member of the board of directors of the Global Semiconductor Alliance. Since August 2022, Mr. Harding has served as a director and Chair of the Board of Meta Materials Inc., a publicly traded developer of high-performance materials and nanocomposite, and since April 2021, as a director of SandFirst, Inc., an Electronic Design Automation (EDA) company. He is a frequent international speaker on the topics of innovation, entrepreneurship and semiconductor trends and policies.

Mr. Harding brings to the Board and its committees a deep understanding of the challenges facing semiconductor companies gained from his experience as Chairman and Chief Executive Officer of eSilicon Corporation. Additionally, Mr. Harding has substantial operational experience, business acumen and expertise in corporate strategy development.

David H. Y. Ho Age: 64 Director Since: 2015 Committees: ● Compensation ● Corporate Development

Mr. Ho has served on the Board of Directors since January 2015. From 2010 until 2015, he served as a director of TriQuint. Mr. Ho is Chairman and Founder of Kiina Investment Ltd., a venture capital firm that invests in start-up companies in the technology, media and telecommunications industries. Mr. Ho previously served as a senior advisor for Permira Advisors LLC, a private equity buyout fund, Chairman of Greater China for Nokia Siemens Networks, President of Greater China for Nokia Corporation and Senior Vice President of the Nokia Networks Business Group. He has also held senior leadership roles with Nortel Networks and Motorola in China and Canada. Mr. Ho currently serves as a member of the board of Sun Life Financial, Inc. and Sun Life Assurance Company of Canada (since 2021) in Canada; Air Products and Chemicals, Inc. (since 2013) in the United States; DBS Group Holdings Limited and DBS Bank Limited (since 2023), a leading financial services group located in Singapore. Mr. Ho previously was a director of DBS Bank Hong Kong Limited from 2019 to 2023, China COSCO Shipping Corporation, the world’s largest shipping conglomerate, from 2016 through 2021, China Mobile Communications Corporation, the world’s largest mobile communications carrier, from 2016 to 2020; Pentair plc from 2007 until 2018 when it spun off its electrical business into nVent Electric plc; nVent Electric plc from 2018 until 2020; Dong Fang Electric Corporation from 2009 through 2015; 3Com Corporation from 2008 through 2010; Owens-Illinois Inc. from 2008 to 2012; and Sinosteel Corporation from 2008 until 2012.

Mr. Ho brings to the Board and its committees extensive experience and business knowledge of global markets in diversified industries, with a strong track record in establishing and building mobile handset and infrastructure businesses in China. He also has significant management expertise in operations, mergers, acquisitions and joint ventures in Asia.

    2023 Proxy Statement    3

Proposal 1 – Election of Directors

Roderick D. Nelson Age: 63 Director Since: 2015 Committees: ● Compensation ● Corporate Development ● Governance and Nominating

Mr. Nelson has served on the Board of Directors since January 2015. From 2012 until 2015, he served as a director of TriQuint. An expert in wireless technology, in 2022 Mr. Nelson founded and is principal of Nelson Technology Partners, Inc., providing strategic and operational advice to communications companies. Since 2009, he has been the co-founder and principal of Tritech Sales and Services, LLC, a strategic product, business development and sales function consulting firm. In 2017, he co-founded Geoverse, LLC, a company which designs, deploys and manages in-building cellular LTE systems, and served as its Chief Executive Officer from June 2018 through April 2022. Mr. Nelson served as the Chief Technology Officer for Globetouch, Inc., a privately held global provider of 3G and LTE mobile broadband services for connected devices and IoT applications, from January 2015 to August 2017. He served as Executive Vice President and Chief Technology Officer of AT&T Wireless Services where, over a twenty-year career, he led the Technology Development Group responsible for the development and deployment of the first 3G networks in the United States. During his career, Mr. Nelson has worked closely with both national and international regulators and standards bodies on the creation of wireless specifications and standards. Mr. Nelson holds numerous patents covering broad and fundamental aspects of wireless communications.

Mr. Nelson brings to the Board and its committees substantial experience in the wireless communications industry, including his extensive knowledge regarding the requirements of downstream customers. He also has significant technical expertise, such as his standards development experience, 4G and 5G network deployment experience, and a deep understanding of the regulatory environment applicable to our business.

Dr. Walden C. Rhines Age: 76 Director Since: 2015 Committees: ● Compensation (Chair) ● Governance and Nominating

Dr. Rhines has served on the Board of Directors since January 2015. From 1995 until 2015, he served as a director of TriQuint. Since March 2020, he has served as President and Chief Executive Officer of Cornami, Inc., a semiconductor processor company focused on fully homomorphic encryption. Since October 2019, he has served as Chief Executive Officer of Rhines Consultants, a consulting firm in the semiconductor, integrated circuit design and manufacturing fields. Dr. Rhines was also CEO Emeritus of Mentor, a Siemens Business, an electronic design automation company, until October 2020, having previously served as President and Chief Executive Officer of Mentor from its acquisition by Siemens Industry, Inc. in March 2017 until October 2018. He previously served as Chief Executive Officer of Mentor Graphics Corporation from 1993 and chairman of its board of directors from 2000 until the acquisition of Mentor Graphics by Siemens in 2017. Prior to joining Mentor Graphics, he spent 21 years at Texas Instruments, a leading global semiconductor and technology company, with his most recent position as the Executive Vice President of its Semiconductor Group with responsibility for its worldwide semiconductor business. Dr. Rhines serves on two private company boards, Silvaco, an electronic design automation software company, and Pallidus, a producer of silicon carbide wafers. He also served as a director of Cirrus Logic, Inc., a semiconductor company, from 1995 to 2009, as a director of Electronic System Design Alliance, a trade association for electronic design companies, from 1994 to 2019, and as a director of Semiconductor Research Corporation, a technology research consortium from 2002 until 2020. Dr. Rhines served as a director of PTK Acquisition Corp., a special purpose acquisition company, in 2020 and 2021 and as a consultant to the Defense Advanced Research Projects Agency (DARPA), a research investment arm of the U.S. government. In 2021, Dr. Rhines was the recipient of the Global Semiconductor Alliance’s highest honor, the Dr. Morris Chang Exemplary Leadership Award, which recognizes individuals for their exceptional contributions and leadership within the industry.

Dr. Rhines brings to the Board and its committees over 45 years of experience in the semiconductor industry, including substantial operating experience and management expertise as a CEO of a publicly traded technology company. He also brings strong leadership skills and a significant understanding of international markets.

4         2023 Proxy Statement

Proposal 1 – Election of Directors

Susan L. Spradley Age: 62 Director Since: 2017 Committees: ● Compensation ● Corporate Development ● Governance and Nominating

Ms. Spradley has served on the Board of Directors since January 2017. Since April 2023, Ms. Spradley has served as a partner in TAP Growth Group, a senior executive consulting firm, where she previously served as a partner from August 2017 to June 2019. From January 2018 to September 2022, she was the Chief Executive Officer of Motion Intelligence, a privately held software-as-a-service company. Ms. Spradley served as principal of Spradley Consulting LLC, a consulting firm that she founded, from February 2017 until January 2020. From January 2013 until January 2017, she served in various roles at Viavi Solutions Inc. (formerly JDS Uniphase), most recently as Executive Vice President and General Manager–Network and Service Enablement. Prior to joining Viavi Solutions Inc., Ms. Spradley served as executive director at US-Ignite from April 2011 to December 2012. Prior to that, Ms. Spradley was President of the North America region at Nokia Siemens Networks from 2007 to 2011, responsible for regional profit and loss, sales and service. From 1997 to 2005, she held executive positions at Nortel Networks Corporation. Ms. Spradley has served on the board of directors of Avaya Holdings Corp., a publicly traded communications applications provider, since December 2017, and NetScout Systems, Inc., a publicly traded real-time operational intelligence and performance analytics company, since April 2018. She previously served on the board of directors of publicly traded EXFO Inc. from October 2011 through November 2012. Ms. Spradley is a board member of Catalyst Campus, a non-profit organization focused on advancing start up technology for the U.S. Government.

Ms. Spradley brings to the Board and its committees more than 25 years of experience in the wireless telecommunications industry, including broad operating experience in sales, product portfolio management, and research and development for multiple global communications-related companies. She also has extensive public company executive leadership experience. In 2017, Ms. Spradley earned a CERT Certificate in Cybersecurity Oversight issued by the CERT Division of the Software Engineering Institute at Carnegie Mellon University.

Director Nominees – Qualifications, Skills and Experience

Experience/Expertise		Number of Directors

Governance/Public Company Experience ● Experience with public company governance issues and Board policies and oversight responsibilities	9

Accounting or Financial Experience ● Experience analyzing financial statements and overseeing our accounting and financial reporting processes	5

Semiconductor/Wireless Communication Experience ● Knowledge of key industry-related issues impacting our Company	9

International Experience ● Global perspective of the Company’s operations and related risks	7

Strategic Planning ● Experience navigating a changing competitive landscape	5

CEO or Executive Leadership Experience ● Served in significant leadership positions and have strong abilities to motivate and manage others	9

Cybersecurity and Information Technology ● Understanding of technology and the efforts and tools needed to protect the security of our data	4

Manufacturing/Operations ● Understanding of the semiconductor industry and from a manufacturing and logistics perspective	5

    2023 Proxy Statement    5

Proposal 1 – Election of Directors

Board Diversity Matrix

The following matrix includes all directors serving as of June 28, 2023, and remains unchanged from our prior disclosures of our Board diversity as of June 27, 2022.

Board Diversity Matrix

Total Number of Directors	9
Part I: Gender	Female	Male

Directors	2	7
Part II: Demographic

Asian		1

White	2	6

6         2023 Proxy Statement

Corporate Governance

CORPORATE GOVERNANCE

The Board of Directors regularly reviews Qorvo’s corporate governance program, taking into consideration good governance practices, recent developments and applicable laws and regulations. Stockholders may visit our website at https://ir.qorvo.com/corporate-governance to view the following corporate governance documents, which are not incorporated into this proxy statement by reference:

●	Corporate Governance Guidelines

●	Code of Business Conduct and Ethics

●	Whistleblower Policy

●	Charters for each of the Company’s Board Committees

Stockholders may also request a copy of any of these documents by contacting our Investor Relations Department at 7628 Thorndike Road, Greensboro, North Carolina 27409-9421.

Corporate Governance Guidelines

Qorvo’s Corporate Governance Guidelines provide a framework for the Board’s corporate governance duties and responsibilities, taking into consideration good corporate governance practices, recent developments and applicable laws and regulations. The Corporate Governance Guidelines address a number of matters applicable to directors, including, but not limited to, director qualification standards, director independence requirements, stock ownership guidelines, Board responsibilities, Board committees, prohibitions on pledging and hedging of our securities, management succession and the role of the Lead Independent Director.

Independent Directors

In accordance with the listing standards of The Nasdaq Stock Market LLC, or Nasdaq, and our Corporate Governance Guidelines, the Board of Directors must be comprised of a majority of independent directors. The Board has determined that Messrs. Gardner, Harding, Ho, Nelson, and Quinsey, Dr. Rhines and Mmes. Bruner and Spradley each satisfy the definition of “independent director” under the Nasdaq listing standards. The Board, in concert with its Governance and Nominating Committee, performed a review to determine the independence of its members and made the determination as to each of these independent directors that no transactions, relationships or arrangements exist that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director of Qorvo. In making these determinations, the Board reviewed the information provided by the directors and Qorvo regarding each director’s business and personal activities as they may relate to Qorvo and its management. In addition, each member of the Audit Committee, the Compensation Committee and the Governance and Nominating Committee has been determined by the Board to be “independent” in accordance with Nasdaq listing standards.

Board Leadership Structure

As described in the Corporate Governance Guidelines, the Board believes that absent certain circumstances, the roles of Chairman of the Board and Chief Executive Officer should be separated and that the independent directors should be led by a Lead Independent Director. The Board believes this separation of roles promotes communication between the Board, the Chief Executive Officer and other senior management and enhances the Board’s oversight of management. If the Chairman is an independent director, he or she will also serve as the Lead Independent Director. Ralph G. Quinsey, an independent director, currently serves as the Chairman of the Board and our Lead Independent Director.

We believe our leadership structure provides increased accountability of our Chief Executive Officer to the Board and encourages balanced decision-making. We also separate the Chairman and Chief Executive Officer roles in recognition of the differences in the roles. While the Chief Executive Officer is responsible for day-to-day leadership of Qorvo and the setting of strategic direction, the Chairman of the Board provides guidance to the Chief Executive Officer and coordinates and manages the operation of the Board and its committees.

The duties of the Chairman of the Board include presiding at meetings of the Board, establishing, with the Chief Executive Officer, the agenda for each Board meeting and exercising such other powers and performing other duties as may from time to time be assigned to him by the Board. The Chairman, in his role as Lead Independent Director, also oversees our annual evaluation process, including the annual CEO evaluation, which is designed to support constructive commentary on the performance of our CEO.

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Corporate Governance

Under our Corporate Governance Guidelines, the Lead Independent Director has a clearly defined role and significant governance duties. Our Lead Independent Director is responsible for coordinating the activities of the independent directors, including, but not limited to: (a) determining appropriate schedules of and agendas for Board and committee meetings; (b) advising the Board as to the quality, quantity and timeliness of the flow of information that is necessary for the independent directors to effectively and responsibly perform their duties; (c) assisting the Company’s officers in their ongoing governance and compliance efforts; and (d) coordinating, developing the agenda for and presiding at executive sessions of the independent directors. The Lead Independent Director may retain such counsel or consultants as he or she deems necessary to perform the responsibilities of that position. The Board believes our current leadership structure with a non-employee Chairman of the Board is appropriate for Qorvo and provides many advantages for the effective operation of the Board.

Risk Oversight

The Board of Directors and its committees, with leadership from the Lead Independent Director, have general oversight responsibility for corporate risk management, including oversight of management’s implementation and application of risk management policies, practices and procedures. The Board directly oversees strategic risks such as those relating to competitive dynamics, market trends, global operations and developments and changes in macroeconomic conditions. While the Board is responsible for risk oversight, management is ultimately responsible for assessing and managing material risk exposures. Our senior management reports to the Board or one of its committees on key enterprise risk topics, including, but not limited to, cybersecurity, quality assurance, global trade matters, financial risks, environmental, social and governance (“ESG”) related matters and disaster recovery. Our directors receive these reports at regularly scheduled Board and committee meetings, through telephone briefings and other communications from management when potentially significant risks develop or important issues arise. Directors use these communications with management to develop a shared understanding of the potential severity of key risks and management’s strategies for addressing these risks. In addition, the Board evaluates our strategic goals and objectives to determine how they may be affected by particular risk exposures. The Board also relies upon the expertise of outside counsel and other professional advisers to evaluate and manage current and potential future risks that may impact the Company.

The committees of the Board also exercise oversight in certain areas of risk management related to their respective charters.

●

Audit Committee: The Audit Committee discusses certain material risks and exposures with our independent registered public accounting firm and receives reports from our accounting and internal audit management personnel regarding such risks or exposures and how management has attempted to mitigate Qorvo’s risk. The Audit Committee’s primary focus is financial risk, including our internal control over financial reporting. The Company’s internal controls and procedures are supported, in part, by an internal audit program and reviews of public disclosure documents by the Company’s disclosure committee. Particular areas of focus by the Audit Committee include risks associated with material litigation, regulatory matters, taxes, foreign exchange, liquidity, investments and global operations. The Committee also reviews the qualifications, independence, and performance of our independent auditors on an annual basis. As part of its oversight role, the Audit Committee reviews global insurance coverage, oversees Qorvo’s investment policy and works with management to develop policies and practices to mitigate risks in its areas of focus, including finance and accounting, fraud and anti-corruption. The Audit Committee also oversees and discusses with management the Company’s policies, controls and procedures pertaining to enterprise security risk management including cybersecurity, data privacy and data protection. As part of its oversight of information technology, the Audit Committee receives regular reports, including quarterly reports from Qorvo’s Chief Information Officer and Chief Information Security Officer, on initiatives Qorvo is taking to enhance the protection of its IT networks and assets and to mitigate global cybersecurity risks.

●

Compensation Committee: The Compensation Committee makes a specific determination regarding risks associated with our compensation plans, policies and practices as described below under “Risk Oversight in Compensation Programs.” The Compensation Committee also evaluates risks associated with equity “overhang” and regulatory and other legal risks in regard to our equity and cash incentive and retirement plans. This includes receiving information from Qorvo’s Retirement Plan Committee on matters related to our 401(k) and non-qualified deferred compensation plans. The Compensation Committee also oversees risks relating to human capital management that may impact our ability to attract, develop, retain and motivate our employees.

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Governance and Nominating Committee: The Governance and Nominating Committee has risk oversight in the areas of succession and corporate governance. This includes adoption and administration of our Code of Business Conduct and Ethics, development of succession plans for our Chief Executive Officer and other senior management positions, conducting full Board and individual director assessments, addressing governance-related matters raised by our stockholders and serving as the Board’s primary independent decision-making authority for assessing and resolving matters, such as potential conflicts of interest, that fall within the broader category of corporate governance. The Governance and Nominating Committee also provides oversight to our ESG initiatives, reviewing with management and reporting to the Board of Directors on ESG-related matters.

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Each of the above committees reports to the full Board with respect to the risk categories it oversees. These ongoing reports enable the Board, and other committees, to monitor our exposure and evaluate the mitigation of risks Qorvo faces.

Risk Oversight in Compensation Programs

The Compensation Committee reviews our incentive compensation structure annually and does not believe that any risks arising from our compensation structure and practices are reasonably likely to have a material adverse effect on our Company. The risk assessment process included a review of compensation program plans, policies and practices, focusing on programs with variable compensation provisions and identifying the risks related to the programs. The Compensation Committee determined that our compensation programs contain several compensation elements, including base salary, short-term and long-term compensation elements and encourage an appropriate level of risk in the ongoing basis to properly balance risks associated with our compensation policies and practices and performance of our business, but do not encourage or incentivize excessive risk-taking. We also impose “clawback” restrictions in our senior officer equity awards to discourage imprudent risk-taking and intend to adopt a clawback policy that will comply with recent SEC rules and Nasdaq listing standards. The Compensation Committee monitors our compensation programs on an ongoing basis to properly balance risks associated with our compensation policies and practices.

Code of Ethics

Our Code of Business Conduct and Ethics provides guidance on maintaining our commitment to high ethical standards and applies to all employees, officers, directors, agents, independent contractors and other personnel of Qorvo and our subsidiaries. Any waivers or substantive amendments of the Code of Business Conduct and Ethics applicable to our directors and certain of our executive officers will be disclosed on our website at https://ir.qorvo.com/corporate-governance, which is not incorporated into this proxy statement by reference.

Committees and Meetings

The Board maintains four standing committees: the Audit Committee, the Compensation Committee, the Corporate Development Committee and the Governance and Nominating Committee. Each committee operates under its own written charter, which sets forth the requirements and responsibilities of each committee.

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Corporate Governance

The Committees must be comprised of no fewer than three members, each of whom must satisfy membership requirements imposed by the applicable committee charter and, where applicable, Nasdaq listing standards and SEC rules and regulations. Each of the members of the Audit Committee, the Compensation Committee and the Governance and Nominating Committee has been determined by the Board to be independent under applicable Nasdaq listing standards and, in the case of the Audit Committee and the Compensation Committee, under the independence requirements established by the SEC. In addition, a majority of the members of the Corporate Development Committee have been determined by the Board to be independent under applicable Nasdaq listing standards. A brief description of the current membership and the responsibilities of each of these committees follows.

Committee Membership
	Audit	Compensation	Corporate Development	Governance and Nominating

Ralph G. Quinsey *	◆			C

Robert A. Bruggeworth			◆

Judy Bruner	◆			◆

Jeffery R. Gardner	C			◆

John R. Harding	◆		C

David H. Y. Ho		◆	◆

Roderick D. Nelson		◆	◆	◆

Dr. Walden C. Rhines		C		◆

Susan L. Spradley		◆	◆	◆

* = Chairman and Lead Independent Director C = Committee Chair

Meeting Attendance

Under our Corporate Governance Guidelines, all directors are expected to make every effort to attend meetings of the Board, assigned committees and annual meetings of stockholders. All of our directors who were then in office attended the 2022 annual meeting of stockholders. During the fiscal year ended April 1, 2023, all of our directors then in office attended at least 75% of the aggregate of the Board meetings and assigned committee meetings that were held. During fiscal 2023, the Board held 7 meetings, the Audit Committee held 7 meetings, the Compensation Committee held 9 meetings, the Corporate Development Committee held 3 meetings, and the Governance and Nominating Committee held 4 meetings.

Audit Committee

The Audit Committee is appointed by the Board to assist the Board in its duty to oversee our accounting, financial reporting and internal control functions and the audit of our financial statements. The Committee’s responsibilities include, but are not limited to:

●	the appointment, compensation, retention, oversight and termination (if necessary) of our independent registered public accounting firm, which reports directly to the Audit Committee;

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establishing policies and procedures for the review and pre-approval by the Committee of, and approving or pre-approving, all auditing services and permissible non-audit services to be performed by the independent registered public accounting firm, and any non-audit services to be performed by any other accounting firm;

●	periodically reviewing matters regarding accounting principles and financial statement presentations, including any significant changes in our selection or application of accounting principles;

●	oversight of the Company’s policies, controls and procedures pertaining to enterprise security risk management including cybersecurity, data privacy and data protection;

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●	approving the report of the Audit Committee required by SEC rules to be included in our proxy statement;

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discussing with management policies regarding risk assessment and risk management, including our major financial risk exposures and the steps management has taken to monitor and control such exposures; and

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establishing and overseeing procedures for the receipt, retention and treatment of complaints received by Qorvo regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submissions of concerns regarding questionable accounting or auditing matters.

The current members of the Audit Committee are Ms. Bruner and Messrs. Gardner (Chair), Harding and Quinsey, none of whom is an employee of Qorvo and each of whom is independent under existing Nasdaq listing standards and SEC requirements. The Board has examined the SEC’s definition of “audit committee financial expert” and determined that Ms. Bruner and Messrs. Gardner, Harding and Quinsey each satisfy this definition.

Compensation Committee

The Compensation Committee is appointed by the Board to exercise the Board’s authority concerning compensation of our officers and employees and administration of our incentive compensation plans. In fulfilling its duties, the Compensation Committee’s authority includes, but is not limited to:

●	evaluating and setting the compensation of our officers, including our Chief Executive Officer, in accordance with our compensation philosophy;

●	preparing the Compensation Committee report that SEC rules require to be included in our Annual Report on Form 10-K or proxy statement;

●	evaluating and making recommendations to the Board concerning compensation of non-employee directors;

●	periodically reviewing, and modifying if necessary, our philosophy concerning executive compensation and the components of executive compensation;

●

reviewing and discussing with management our Compensation Discussion and Analysis disclosure and formally recommend to the Board that it be included in our Annual Report on Form 10-K or our proxy statement;

●	making the determination required under SEC rules regarding risks associated with our compensation policies and practices;

●

overseeing our compliance with SEC rules and regulations regarding stockholder approval of certain executive compensation matters, including advisory votes on named executive officer compensation and the frequency of such votes;

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retaining (or obtaining the advice of) a compensation consultant, independent legal counsel or other advisers to assist the Compensation Committee with the discharge of its duties under the charter, after taking into consideration factors and criteria required by applicable law;

●	reviewing and discussing with management our key human capital management strategies and programs, including diversity, equity and inclusion initiatives; and

●	discharging certain other responsibilities generally relating to the administration of our incentive and employee benefit plans.

The Compensation Committee regularly consults with members of our executive management team regarding our executive compensation program. Our executive compensation program, including the level of participation by our executive officers in assisting with establishing compensation, is discussed below under “Compensation Discussion and Analysis.” The Compensation Committee may condition its approval of any compensation matter on ratification by the Board if Board action is required by applicable law or otherwise deemed appropriate.

The Board or the Compensation Committee has the discretion to delegate certain areas of authority that are reserved to the Board or the Compensation Committee, respectively, under our equity compensation plans. The Board and the Compensation Committee have delegated to the Chief Executive Officer the authority to grant equity awards: (a) generally to new and existing Company employees for new hire, promotion, retention, special engineering and other purposes and (b) to independent contractors, consultants and advisors, provided that in each case such persons are not officers or directors subject to Section 16 under the Securities Exchange Act of 1934, as amended, or persons who report directly to the Chief Executive Officer. Additionally, these delegations are subject to predetermined limits per individual and in the aggregate, as established by the Board or the Compensation Committee, and are subject to all terms and conditions of the applicable plan and award agreements. The Chief Executive Officer is required to report all equity awards granted under these delegations to the Compensation Committee at its next regularly scheduled meeting following such grants.

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Corporate Governance

The current members of the Compensation Committee are Messrs. Ho and Nelson, Dr. Rhines (Chair), and Ms. Spradley, none of whom is an employee of Qorvo and each of whom is independent under existing Nasdaq listing standards and SEC requirements.

Corporate Development Committee

The Corporate Development Committee’s responsibilities include but are not limited to:

●	assisting the Board in fulfilling its responsibilities for overseeing and facilitating the development, implementation and monitoring of our business strategies and plans; and

●

exercising the Board’s authority with respect to the review, evaluation and approval of certain strategic transactions, subject to the limitations and requirements of applicable law and our governance documents.

The members of the Corporate Development Committee are appointed by the Board of Directors and currently include Messrs. Bruggeworth, Harding (Chair), Ho, Nelson and Quinsey and Ms. Spradley. Other than Mr. Bruggeworth, these committee members are each independent under existing Nasdaq listing standards.

Governance and Nominating Committee

The Governance and Nominating Committee’s responsibilities include, but are not limited to:

●	assisting the Board in identifying individuals qualified to become Board and committee members and recommending to the Board the director nominees;

●	developing and recommending to the Board the policies and guidelines relating to, and generally overseeing matters of, corporate governance and conflicts of interest;

●	leading the Board in its annual review of the performance of the Board and its committees;

●	reviewing, discussing with management, and periodically reporting to the Board regarding the Company’s policies, initiatives and disclosures with respect to ESG matters; and

●	carrying out the duties and responsibilities delegated by the Board relating to any matters required by the federal securities laws.

The members of the Governance and Nominating Committee are appointed by the Board of Directors and currently include Mmes. Bruner and Spradley, Messrs. Gardner, Nelson, and Quinsey (Chair), and Dr. Rhines, none of whom is an employee of Qorvo and each of whom is independent under existing Nasdaq listing standards.

Executive Sessions

Pursuant to our Corporate Governance Guidelines, independent directors are expected to meet in executive session at all regularly scheduled meetings of the Board with no members of management present. The Chair of the Governance and Nominating Committee or the Lead Independent Director presides at each executive session unless the independent directors determine otherwise. During fiscal 2023, the independent directors met in executive session at all regularly scheduled Board meetings and Mr. Quinsey presided over these sessions.

Corporate Social Responsibility and Environmental, Social and Governance Highlights

We believe Qorvo thrives when we prioritize corporate social responsibility (“CSR”) and consideration of ESG factors in the management of both risk and opportunity.

We pride ourselves on the success of our CSR programs and strive to create products that are not only valued by our customers but produced responsibly. In that regard, we hold ourselves accountable for the impact of our actions on people, local and extended communities and the environment. An overview of our CSR and ESG oversight and some of our initiatives is provided below.

CSR and ESG Oversight

Ultimate oversight for CSR and ESG resides with our Board of Directors and its Governance and Nominating Committee. Day-to-day oversight and leadership for these matters sits with our senior leadership team. We also have an Environmental, Social and Governance Steering Committee comprised of senior management that coordinates our ESG and CSR initiatives. Directors are regularly briefed on CSR and ESG matters by our senior leadership team.

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In addition, in 2023, Qorvo created a Sustainability Council, which includes key members from planning and logistics, environmental health and safety, facilities, supply chain, technology, prototype and quality. Roles and responsibilities include issuing recommendations, selecting key metrics and prioritizing goals, overseeing resources and allocations, assisting with the development of sub-committees and supporting sustainable strategies at Qorvo.

Embracing Diversity, Equity and Inclusion

At Qorvo, we value the uniqueness that an inclusive and diverse global team brings to our company, and we are focused on creating an environment that leverages the perspectives and contributions of each employee. Diversity, equity and inclusion principles are included in our workplace training, activities, guidelines, processes and programs. Employees are equipped with the knowledge and capabilities to welcome and embrace diversity and advocate for inclusion. Through executive sponsored, employee- driven groups called Qorvo Employee Networks, our employees have an opportunity to connect through shared interests and goals, and spur growth through professional and personal development. For example, through our Inclusivity at Qorvo resource group, we aim to create forums and presentations where open dialogue and a willingness to learn is encouraged. These and other efforts help foster an inclusive workplace of talented employees, drive employee engagement and help attract and retain important talent.

Workforce Engagement

We are committed to recruiting, hiring, retaining, promoting and engaging a diverse workforce to best serve our global customers. We have established relationships with professional associations and industry groups to proactively attract talent, and we partner with universities to recruit undergraduate and graduate students for our internship program and entry-level positions. We also invest in employee development programs to provide employees with the training and education they need to help achieve their career goals, build relevant skills, and lead their organizations.

We believe our competitive compensation and benefit programs, along with career growth and development opportunities offered by us, promote longer employee tenure and reduce turnover. We monitor employee turnover rates as our success depends upon retaining and investing in our highly skilled manufacturing and technical staff. Our global attrition rate has consistently been below the technology industry average.

Employee Health and Safety

We are a member of the Responsible Business Alliance (“RBA”), an industry coalition dedicated to driving sustainable value for workers in global supply chains, among other things. As an RBA member, we have adopted the RBA Code of Conduct, which establishes standards with respect to safe working conditions, the respectful treatment of employees, and environmentally and ethically responsible business operations. Elements of the RBA Code of Conduct have been reflected in our other employee policies and procedures.

Qorvo prioritizes safe working conditions. We are committed to an injury free workplace and provide dedicated workplace training and leadership support to reduce or eliminate health and safety risks. In fiscal 2023, we achieved a recordable injury rate well below industry average.

Operating Sustainably

We are committed to growing our business in a sustainable and responsible manner. We believe minimizing environmental impacts is in the long-term best interests of Qorvo and our society. We are focused on greenhouse gas emission reduction projects including abatement (Scope 1), infrastructure redesign and process improvements (Scope 2) across multiple locations. We also reduced our hazardous waste to landfill through site specific initiatives.

We Contribute to Our Communities

Qorvo and its employees actively contribute to the communities in which we do business.

Our Qorvo Cares Community Engagement program provides our employees opportunities to engage with our communities and spread kindness, generosity and support. The program focuses on three main areas: STEM Education, aimed at inspiring the next generation; Good Neighbor Relations, for strengthening our communities; and Environmental Stewardship, helping shape a better future.

For more details about our CSR programs please refer to the material available at http://www.qorvo.com/about-us/corporate-social-responsibility/our-program. The website information is provided for convenience only, and the content on the website is not incorporated by reference into this proxy statement.

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Corporate Governance

Whistleblower Policy

The Audit Committee has adopted a policy establishing procedures governing the reporting of accounting or legal complaints. The complaints governed by the policy may include suspected misconduct related to accounting, internal accounting controls or auditing matters, or suspected violations of law or other Company policies. Our policy includes procedures for confidential, anonymous reports of concerns regarding the foregoing matters. Employees may report their concerns to their supervisor or, in cases where it might be inappropriate or uncomfortable for an employee to discuss a concern with his or her supervisor, or if the supervisor does not address the issue to the employee’s satisfaction, employees may report their concerns by contacting our Compliance Officer at 7628 Thorndike Road, Greensboro, North Carolina 27409-9421, or by e-mail or telephone. Alternatively, employees may discuss their concerns with our Chief Human Resources Officer or any other Company officer.

Third parties may report concerns by contacting our Compliance Officer. If the Compliance Officer is the subject of the concern or the employee or third party otherwise believes that the Compliance Officer has not given or will not give proper attention to his or her concerns, the employee or third party may report his or her concerns directly to the Chair of the Audit Committee. An employee or third party also may forward concerns on a confidential and/or anonymous basis to the Compliance Officer by calling Qorvo’s toll-free Ethics and Compliance hotline, which is operated by a third-party agency to enable confidentiality, or by delivering a written statement setting forth his or her concerns to the Chair of the Audit Committee.

Prohibition on Hedging and Pledging

Our securities trading policy and Corporate Governance Guidelines prohibit any hedging of our securities by our directors and employees. This includes engaging in any type of short sale or purchasing any financial instrument (including prepaid variable forward contracts, equity swaps, collars and exchange traded funds) or engaging in any transaction that, in either case, hedges or offsets, or is designed to hedge or offset, any decrease in the market value of our common stock. Additionally, directors and employees may not pledge Company securities as collateral for a loan; however, this prohibition does not apply to any broker-assisted “cashless” exercise or settlement of awards granted under a Company equity incentive plan. Directors and employees may engage in other derivative transactions only if it is determined, to the satisfaction of the Company’s Compliance Officer, that such transaction is consistent with applicable rules, laws and our securities trading policy.

Procedures for Director Nominations

Criteria for Director Nominees

In accordance with our Corporate Governance Guidelines, directors are expected to collectively possess a broad and diverse range of skills, industry and other knowledge and expertise, and business and other experience useful for the effective oversight of our business. The Governance and Nominating Committee is responsible for identifying, screening and recommending to the Board qualified candidates for membership. When searching for new director candidates, the Board will actively seek highly qualified women and individuals from minority groups to include in the pool of director candidates from which nominees are selected. Three of the nine director nominees standing for election at the annual meeting have gender, racial or ethnic diversity. All candidates must meet the minimum qualifications and other criteria established from time to time by the Board, and potential nominees will also be evaluated based on the other criteria identified in the Corporate Governance Guidelines. These minimum qualifications include, but are not limited to:

●

having substantial or significant business or professional experience or an understanding of technology, finance, marketing, financial reporting, international business or other disciplines relevant to Qorvo’s business; and

●

being free from any conflict of interest that would violate any applicable law or regulation or having any other relationship that, in the opinion of the Board, would interfere with the exercise of the individual’s judgment as a member of the Board or of a Board committee.

We also consider the following criteria, among others, in our selection of directors:

●	economic, technical, scientific, academic, financial and other expertise, skills, knowledge and achievements useful to the oversight of our business;

●	integrity, demonstrated sound business judgment and high moral and ethical character;

●	diversity of viewpoints, backgrounds, experiences and other demographics;

●	business or other relevant professional experience;

●	capacity and desire to represent the balanced, best interests of Qorvo and its stockholders as a whole and not primarily a special interest group or constituency;

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●	ability and willingness to devote time to the affairs and success of Qorvo and to fulfill the responsibilities of a director; and

●

the extent to which the interplay of the candidate’s expertise, skills, knowledge and experience with that of other Board members will build a Board that is effective, collegial and responsive to the needs of Qorvo.

The Governance and Nominating Committee is authorized to develop and review on a periodic basis policies regarding Board size, composition and member qualification.

The Governance and Nominating Committee evaluates recommendations concerning possible candidates for election to the Board submitted to Qorvo, including those submitted by Board members, stockholders and third parties. All candidates, including those submitted by stockholders, will be similarly evaluated by the Governance and Nominating Committee using the Board membership criteria described above and in accordance with applicable procedures. Once candidates have been identified, the Governance and Nominating Committee will determine whether such candidates meet the minimum qualifications for director nominees established in the Corporate Governance Guidelines. The Board, taking into consideration the recommendations of the Governance and Nominating Committee, is responsible for selecting the nominees for directors and for appointing directors to fill vacancies, with primary emphasis on the criteria set forth in the Corporate Governance Guidelines. Notwithstanding the foregoing, stockholders and third parties who submit nominations for directors must comply with the applicable provisions of our bylaws.

Stockholder Nominees for Director

Under our bylaws, nominations of persons for election to the Board may be made at an annual meeting of stockholders: (1) in compliance with our advance notice provisions in our bylaws by any Qorvo stockholder who (a) was a stockholder of record at the time of giving of the notice provided for in our bylaws and at the time of the annual meeting; (b) is entitled to vote at the meeting; and (c) provides timely notice and otherwise complies with the procedures set forth in our bylaws; or (2) in compliance with our proxy access provisions in our bylaws as provided therein. Any stockholder desiring to present a nomination for consideration by the Governance and Nominating Committee must do so in accordance with our bylaws. See “Proposals for the 2024 Annual Meeting” below.

Advance Notice Provisions

To be timely, a stockholder’s notice pursuant to the advance notice provisions of our bylaws must be delivered to our Secretary at our principal executive offices not later than the close of business on the 120th day and not earlier than the close of business on the 150th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be delivered not earlier than the close of business on the 150th day prior to the date of such annual meeting and not later than the close of business on the later of the 120th day prior to the date of such annual meeting or the 10th day following the notice date for such meeting.

To be in proper form, a stockholder’s notice pursuant to the advance notice provisions of our bylaws must comply with our bylaws. The chairman of the meeting may refuse to acknowledge or introduce, and may disregard, any business proposal or nomination if notice thereof is not received within the applicable deadlines or does not comply with the bylaws.

The foregoing summary of the advance notice provisions does not purport to be complete and is qualified in its entirety by the actual provisions in our bylaws.

Proxy Access Provisions

Pursuant to our bylaws, a stockholder, or a group of up to 20 stockholders, that has owned at least 3% of our outstanding voting shares continuously for at least three years can nominate and include in our proxy materials up to the greater of two directors or 20% of the number of directors then in office, provided that the stockholder(s) and the stockholder nominee(s) satisfy the requirements specified in the bylaws. Such requirements include the timely delivery of a stockholder’s notice to our Secretary.

To be timely, a stockholder’s notice pursuant to the proxy access provisions must be delivered to our Secretary at our principal executive offices not later than the close of business on the 120th day before the first anniversary of the date the definitive proxy statement was first sent to stockholders in connection with the preceding year’s annual meeting and not earlier than the close of business on the 150th day before such anniversary. To be in proper form, a stockholder’s notice pursuant to the proxy access provisions of our bylaws must satisfy the specific information required by our bylaws.

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Corporate Governance

In the event that the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary of the preceding year’s annual meeting, then notice by the stockholder must be delivered not earlier than the close of business on the 150th day prior to such annual meeting and not later than the close of business on the later of the 120th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

The foregoing summary of the proxy access provisions does not purport to be complete and is qualified in its entirety by the actual provisions in our bylaws.

Stockholder Communications with Directors

Any stockholder desiring to contact the Board, or any specific director(s), may send written communications to our Board of Directors or any individual director c/o Secretary, Qorvo, Inc., 7628 Thorndike Road, Greensboro, North Carolina 27409-9421. Any proper communication so received will be processed by the Secretary. If it is unclear from the communication received whether it was intended or appropriate for the Board, the Secretary will (subject to any applicable regulatory requirements) determine whether such communication should be conveyed to the Board (through the Chairman or Lead Independent Director), or, as appropriate, to the member(s) of the Board named in the communication.

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COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee during some or all of fiscal year 2023 were: Messrs. Ho and Nelson, Dr. Rhines, and Ms. Spradley. None of these individuals has served as an officer or employee of Qorvo or had any relationship during the year ended April 1, 2023 that would be required to be disclosed pursuant to SEC regulations. During fiscal year 2023, none of our executive officers served on the board of directors or compensation committee of any other entity that has an executive officer serving as a member of our Board or the Compensation Committee.

EXECUTIVE OFFICERS

Qorvo’s current executive officers are as follows:

Name	Age	Title

Robert A. Bruggeworth	62	President and Chief Executive Officer

Grant A. Brown	46	Senior Vice President and Chief Financial Officer

Philip J. Chesley	52	Senior Vice President and President of High Performance Analog

Steven E. Creviston	59	Senior Vice President and President of Connectivity & Sensors

Paul J. Fego	66	Senior Vice President of Global Operations

Gina B. Harrison	55	Vice President and Corporate Controller

Frank P. Stewart	49	Senior Vice President and President of Advanced Cellular

Additional information with respect to our executive officers is provided below. Officers are appointed to serve at the discretion of the Board. Information regarding Mr. Bruggeworth is included in the director profiles set forth above.

Grant A. Brown has served as Senior Vice President and Chief Financial Officer since August 29, 2022, after having served as our interim Chief Financial Officer since April 2022. He is responsible for finance, investor relations, regulatory reporting and information technology at Qorvo. Previously, Mr. Brown served as the Company’s Vice President of Treasury from October 2018. Before that, he served as Qorvo’s Director of Corporate Financial Planning & Analysis. Mr. Brown has also served as Business Unit Controller and Director of Strategic Marketing at Qorvo. Prior to the formation of Qorvo, he served as Director, Investor Relations, and Manager, Financial Planning & Analysis, at TriQuint. He began his career working in the capital markets after receiving a Bachelor of Science degree in Industrial Engineering (now Management Science and Engineering) from Stanford University. Mr. Brown is currently a CFA charter holder.

Philip J. Chesley has served as Senior Vice President and President of High Performance Analog since July 2022, prior to which he served as Corporate Vice President and President of Qorvo’s Infrastructure and Defense Products (IDP) since joining Qorvo in November 2021. From February 2017 through October 2021, Mr. Chesley served as Vice President and General Manager, Industrial and Communications Business Unit at Renesas Electronics, a leading supplier of advanced semiconductor solutions, where he managed over 500 engineers across Asia and the United States in businesses developing RF, optical, industrial power / motor control, and military and radiation-hardened analog products into 5G RF wireless infrastructure, optical communications, industrial power management, and radiation-hardened satellite markets. From January 2004 to February 2017, Mr. Chesley served in several positions of increasing responsibility at Intersil Corporation, a leader in analog, mixed-signal and power management semiconductors prior to its acquisition by Renesas Electronics, most recently as Senior Vice President and General Manager of the Automotive, Mil/Aero and Analog Product Group. Mr. Chesley earned an MBA from Duke University’s Fuqua School of Management and a Bachelor of Science degree from Brigham Young University.

Steven E. Creviston has served as Senior Vice President and President of Connectivity & Sensors since July 2022, prior to which he served as Corporate Vice President and President of Mobile Products since January 2015. Mr. Creviston served as Corporate Vice President and President of Cellular Products Group, or CPG, for RFMD from August 2007 to January 2015. From May 2002 to August 2007, he served as Corporate Vice President of CPG, which was known as Wireless Products until 2004, for RFMD. Prior to 2002, he held various positions of increasing responsibilities at RFMD. Mr. Creviston has served as a director of LightPath Technologies, Inc., a publicly-traded designer, developer, manufacturer and distributor of optical components and assemblies, since March 2021.

    2023 Proxy Statement    17

Executive Officers

Paul J. Fego has served as Senior Vice President and President of Global Operations since July 2022, prior to which he served as Corporate Vice President of Global Operations since July 2018. From January 2005 through August 2017, he served as Vice President and Manager, Worldwide Manufacturing Technology & Manufacturing Group of Texas Instruments, a leading global semiconductor and technology company, where he managed all of its wafer fabrication, assembly and test operations in nine countries. Previously, Mr. Fego served in several positions of increasing responsibility at Photronics, Inc., a global leader in photomask solutions for companies that manufacture semiconductors, flat panel displays and other electronic components, most recently as President and Chief Operating Officer from March 2002 to January 2005. Prior to joining Photronics to become its Chief Operating Officer in 1996, Mr. Fego served as Operations Director at ST Microelectronics Inc. from September 1989 to November 1996. Prior to joining ST Microelectronics, Mr. Fego served in various positions with Texas Instruments from 1980 to 1989.

Gina B. Harrison has served as Vice President and Corporate Controller since November 2015. She is a certified public accountant with over 30 years of progressive leadership experience in corporate and public accounting. She joined RFMD in 2000 and held roles of increasing responsibility in financial reporting through March 2005. She served as RFMD’s Director of Financial Reporting and Sarbanes-Oxley Compliance from April 2005 to December 2014 and served in that same role at Qorvo from January 2015 to October 2015. Prior to joining RFMD, Ms. Harrison held financial and accounting positions at Sara Lee Hosiery from 1992 to 2000 and at Price Waterhouse from 1990 to 1992.

Frank P. Stewart has served as Senior Vice President and President of Advanced Cellular since July 2022. He is responsible for Advanced Cellular product marketing, R&D, design centers, pricing, sales and specialized sales support. Mr. Stewart was previously general manager of the RF Solutions Business Unit within Qorvo’s Mobile Products. Prior to the merger to form Qorvo in January 2015, Mr. Stewart was director of Marketing for Cellular Products and prior to this was senior Product Line manager for GPS Products at RFMD. Mr. Stewart joined RFMD in 2001 and served as RFMD’s account manager for the Nokia Product Line, and previously as manager of Strategic Marketing. He earned a BSEE from Grove City College and an MBA from Duke University’s Fuqua School of Management.

18         2023 Proxy Statement

Proposal 2 – Approval of the Compensation of our Named Executive Officers

PROPOSAL 2 – APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We are asking our stockholders to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers (“NEOs”) as disclosed in the “Compensation Discussion and Analysis” section of this proxy statement that follows. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our NEOs’ compensation as a whole.

The vote on Proposal 2 is not intended to address any specific item of compensation or any specific NEO, but rather the overall compensation of all of our NEOs and the philosophy, policies and practices described in this proxy statement. The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board. The say-on-pay vote will, however, provide information to us regarding stockholder sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will consider when setting executive compensation for the remainder of the current fiscal year and beyond. Our Board of Directors and our Compensation Committee value the opinion of our stockholders, and to the extent there is any significant vote against the NEO compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

We believe that the information provided within the “Compensation Discussion and Analysis” section of this proxy statement demonstrates that our executive compensation program is appropriately designed in order to align management’s interests with those of our stockholders’ in order to support long-term value creation.

Accordingly, we are asking our stockholders support our executive compensation program through the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in the proxy statement for the Company’s 2023 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and related narrative discussion, is hereby APPROVED.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

    2023 Proxy Statement    19

Executive Compensation

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis provides information with respect to the following persons who, pursuant to SEC rules, constitute our Named Executive Officers, or NEOs for fiscal 2023:

●	Robert A. Bruggeworth, President and Chief Executive Officer (“CEO”)

●	Grant A. Brown, Senior Vice President and Chief Financial Officer (“CFO”)

●	Steven E. Creviston, Senior Vice President and President of Connectivity & Sensors

●	Philip J. Chesley, Senior Vice President and President of High Performance Analog

●	Paul J. Fego, Senior Vice President of Global Operations

●	Mark J. Murphy, former Chief Financial Officer

This Compensation Discussion and Analysis highlights the key components and structure of the compensation paid to our NEOs and discusses the objectives and philosophy underlying our compensation program.

Fiscal 2023 Financial Performance

●

Revenue decreased 23.2% in fiscal 2023 to $3,569.4 million, compared to $4,645.7 million in fiscal 2022, primarily due to ongoing global macroeconomic challenges (including measures taken in China to control the COVID-19 pandemic, the war in Ukraine and the negative impact of higher inflation) which resulted in lower demand for 5G handsets and other products, such as Wi-Fi components, power management and base station. Demand was also negatively impacted by ongoing efforts to consume channel inventories.

●

In fiscal 2023, our gross margin decreased to 36.3% as compared to 49.2% in fiscal 2022, primarily due to charges associated with a long-term capacity reservation agreement and factory underutilization resulting from lower production levels. Operating income was $183.2 million in fiscal 2023, compared to $1,226.1 million in fiscal 2022. This decrease was primarily due to lower revenue and lower gross margin, as well as higher operating expenses. Operating expenses increased primarily due to restructuring charges and headcount-related expenses (including stock-based compensation), partially offset by lower incentive-based compensation.

●	Net income per diluted share was $1.00 for fiscal 2023, compared to net income per diluted share of $9.26 for fiscal 2022.

●

Cash flows from operations were $843.2 million for fiscal 2023, compared to $1,049.2 million for fiscal 2022. This year-over-year decrease was primarily due to decreased profitability and changes in working capital.

Executive Compensation Program — Governance

Our executive compensation program incorporates strong governance practices that support sound risk management. The table below highlights key governance practices in our executive compensation program:

	Practices We Employ	Practices We Do Not Employ

✓	Majority of NEO compensation tied to long-term performance.	We do not provide “perquisites” to our executive officers.

✓	We have established robust stock ownership guidelines for our directors and our Section 16 officers.	We prohibit any hedging or pledging of our securities by our directors, executive officers and other employees.

✓	CEO compensation is reviewed and approved by the independent directors.	No excessive risk taking in incentive plan design.

✓	Engagement of an independent compensation consultant.	We prohibit the backdating or spring-loading of equity awards.

✓	We impose “clawback” restrictions in our senior officer equity awards.	We prohibit the repricing of stock options or stock appreciation rights without stockholder approval.

✓	Change-in-control agreements with a “double trigger” for acceleration of equity awards following a change in control.	We do not guarantee increases to base salaries or incentive compensation opportunities for executive officers.

20         2023 Proxy Statement

Executive Compensation

Executive Compensation Program Highlights

Effective April 18, 2022, Mark J. Murphy resigned from his role as Chief Financial Officer. Grant A. Brown was appointed the Company’s Chief Financial Officer effective August 29, 2022. He had been serving as interim Chief Financial Officer beginning on April 18, 2022, and previously was Vice President of Treasury since October 2018. As a result of these changes, the Compensation Committee increased Mr. Brown’s base salary, target short-term incentive award opportunity, and long-term incentive awards to reflect his new position and expanded responsibilities, as more fully described in this CD&A.

The Compensation Committee seeks to provide target total direct compensation for each of our NEOs that rewards strong operating performance while seeking the completion of key initiatives that drive profitability and stockholder value over the longer term. The key components of compensation received by our NEOs are described below (percentages provided for our NEOs below exclude Mr. Murphy):

Compensation Type	Description

Base salary	Base salary accounts for approximately 8% of our CEO’s target total direct compensation and approximately 16% of each of our other NEO’s target total direct compensation.
Short-term incentive awards

Short-term incentive award opportunities account for approximately 12% of our CEO’s target total direct compensation and approximately 15% of each of our other NEO’s target total direct compensation. Short-term incentive award opportunities are based on corporate performance relative to financial goals established by the Committee on a semi- annual basis and may be paid, at the Committee’s discretion, in cash or in equity.

Long-term equity-based incentive awards	Long-term equity-based incentive award opportunities consist of performance-based restricted stock awards and service-based restricted stock unit awards, or RSUs, and, in fiscal year 2023 accounted for approximately 80% of our CEO’s target total direct compensation and approximately 69% of each of our other NEO’s target total direct compensation.
Performance-based RSU awards

Performance-based RSUs are granted in May of each fiscal year and generally account for 60% of the target total equity compensation of our NEOs. Performance-based RSUs are linked to Company performance objectives approved by the Compensation Committee and are earned based on the achievement of annual business goals that drive long-term stockholder value. To support retention and reinforce long-term performance objectives, half of the award vests upon certification of achievement by the Committee, and the remaining 50% vests in equal annual installments over each of the following two years.

Service-based RSU awards	Service-based RSUs are granted in August of each fiscal year and generally account for 40% of the target total equity compensation of our NEOs. These awards provide important retention and medium-term and long-term incentives for our NEOs as they vest over a four-year period.

Other Employee Benefits	NEOs are eligible to participate in the following: health & disability insurance, 401(k) Plan, Employee Stock Purchase Plan & Deferred Compensation Plan.

    2023 Proxy Statement    21

Executive Compensation

The following charts show the components of our NEOs’ average target total direct compensation mix and average target long-term equity-based incentive awards for fiscal 2023 (excluding Mr. Murphy):

The compensation packages of our CEO and our other NEOs are closely aligned with performance. A substantial majority of the target total direct compensation mix is at-risk and performance-based, with 60% of our CEO’s and 56% of our other NEOs’ target total direct compensation (excluding Mr. Brown and Mr. Murphy) being tied to performance, as illustrated below:

The Compensation Committee believes that Qorvo’s executive compensation program provides a strong foundation for achieving the Company’s intended objectives, while seeking increased value for our stockholders. Our compensation philosophy emphasizes team effort, which we believe fosters quick adjustment and adaptation to the rapidly changing market conditions we routinely face in our industry. The focus on company, rather than individual, performance measures in our incentive compensation programs not only helps us achieve our short-term and long-term goals, but also further aligns the interests of our executive officers with those of the Company and our stockholders. The Compensation Committee considers comparative industry data and other factors to establish each NEO’s range of base salary, short-term incentive award opportunities and long-term equity-based incentive award opportunities.

22         2023 Proxy Statement

Executive Compensation

Fiscal 2022 Say-on-Pay Vote

At Qorvo’s 2022 annual meeting, our stockholders approved an advisory vote on the compensation of our NEOs for fiscal 2022 with approximately 94% of the votes cast in favor of the advisory proposal. The Compensation Committee considered the results of these votes and the strong approval level expressed by our stockholders and did not make material changes to the elements or objectives of our executive compensation program for fiscal 2023.

Fiscal 2023 Compensation Highlights

Base Salary

Base salaries for our NEOs were increased by between 2% and 4% from fiscal 2022. These adjustments reflected the consideration of competitive market data as well as the individual performance and the roles and responsibilities of each NEO.

Short-Term Incentive Awards

Each of our NEOs was eligible to earn short-term incentive awards based on our financial performance during fiscal 2023.

As was the case in fiscal 2022, the short-term incentive award earned was tied to our achievement of revenue and non-GAAP operating income goals, as described below, during two six-month performance periods during the year. As a result of our financial performance in the first half and second half of fiscal 2023, the NEOs received short-term incentive awards in amounts equal to 95% and 0%, respectively, of their target short-term incentive award opportunities (determined as a percentage of their base salary paid during the applicable six-month performance period).

Long-Term Equity-Based Incentive Awards

Our NEOs were granted long-term equity-based incentive awards in the form of Performance-based RSUs, granted in May 2022, and Service-based RSUs, granted in August 2022. Our Performance-based RSUs, which represented approximately 60% of the total long- term incentive award value granted to our NEOs, are tied to achievement of Company performance objectives approved by the Compensation Committee and are listed by category under “Compensation Elements – Performance-Based Restricted Stock Unit Awards” below. Depending on the objectives met, each NEO could have earned up to 150% of the target number of Performance-based RSUs.

For the Performance-based RSUs granted in fiscal 2023, the Compensation Committee determined whether each of the pre-established Company performance objectives were fully, partially or not achieved, based on measurable performance at the time of the Committee’s assessment. The Committee also concluded that performance could not yet be fully assessed for certain fiscal 2023 performance objectives with performance dates ending during the first quarter of fiscal 2024. As a result, in May 2023, the Committee determined that performance on the then measurable fiscal 2023 performance objectives resulted in achievement of 109.5% of target performance. The Performance-based RSUs earned by the NEOs vest over a specified period, with 50% vesting upon certification of the level of achievement of the awards and the remaining 50% vesting in equal annual installments over each of the following two years.

Executive Compensation Program

Executive Compensation Program Objectives and Philosophy

The objectives of Qorvo’s executive compensation program include supporting our ability to recruit and retain qualified management, motivating our executive officers and other employees, and creating a strong alignment between the financial interests of our executive officers and our stockholders. We believe the competition in our industry for qualified executives, including our NEOs, is extremely strong. To attract and retain highly qualified employees, we must maintain an overall compensation package that is competitive with the compensation offered by the companies in our peer group and other competitors within our industry.

The Compensation Committee bases short-term incentive awards and long-term performance-based equity awards on the achievement of corporate financial and operational goals established by the Committee. While this structure places emphasis on the performance of the executive management team as a group and overall Company performance, the operational goals established are often assigned to specific members of management. The Compensation Committee considers these operational goals and other factors in evaluating individual performance in its compensation decisions.

We also believe that substantial equity ownership provides important medium-term and long-term incentives and encourages our NEOs to take actions favorable to the long-term interests of Qorvo and our stockholders. Accordingly, long-term equity-based incentive compensation makes up a significant portion of the overall target total direct compensation of our NEOs. Additionally, our NEOs and other executive officers are required to own shares of our common stock in accordance with our stock ownership guidelines, as described in more detail under “Compensation Decision-Making Processes – Stock Ownership Guidelines” below.

    2023 Proxy Statement    23

Executive Compensation

Fiscal 2023 Executive Compensation Program Design

Our fiscal 2023 executive compensation program consists of base salary, short-term incentive awards and long-term equity-based incentive awards. For our NEOs, base salary generally accounts, on average, for approximately 12% of their target total direct compensation. In addition, short-term incentive award opportunities, which may be paid in cash or equity at the Compensation Committee’s discretion, generally account for approximately 13% of their target total direct compensation, while long-term equity-based incentive award opportunities are comprised of performance- and service-based RSUs and generally account for approximately 75% of their target total direct compensation. Our executive compensation philosophy emphasizes team effort, which we believe fosters rapid adjustment and adaptation to fast-changing market conditions. We believe that our combination of short-term incentive awards and long-term performance- and service-based RSUs helps us achieve our long-term goals and will continue to align the interests of our executive officers, including our NEOs, with those of Qorvo and our stockholders.

For our NEOs, approximately 60% of their target total long-term equity-based incentive awards are performance-based, while the balance is service-based. The Performance-based RSU awards are linked to the achievement of Company performance objectives, with 50% vesting upon certification of the level of achievement by the Committee for the applicable portion of the Performance-based RSUs, and the remaining 50% vesting in equal annual installments over each of the following two years. These performance-based awards are “at-risk” and do not contain any minimum guaranteed award.

The Compensation Committee has also made annual performance-based and service-based equity awards to our NEOs that have extended vesting periods or award terms. The purpose of these awards, which are discussed in more detail below, is to motivate and reward strong corporate performance and to retain valued executives. We also use long-term equity-based incentive awards to attract and recruit qualified executives. We believe that equity awards serve to align the interests of our NEOs with those of our stockholders by rewarding them for stock price growth. Because a significant percentage of our NEOs’ target total direct compensation is in the form of equity awards with long-term vesting requirements and no guarantee of being earned, we believe our NEOs are motivated to take actions that will benefit the Company and our stockholders in the long term. Our NEOs are also eligible to participate in our a tax-qualified defined contribution 401(k) plan and nonqualified deferred compensation plan.

Compensation Decision-Making Processes

Role of the Compensation Committee

The Compensation Committee is appointed by the Board to exercise the Board’s authority in setting the compensation of our officers (including our NEOs), to make recommendations to the Board regarding compensation of our non-employee directors and to administer our incentive compensation plans. The Committee holds several regularly scheduled meetings each year, in addition to special meetings as needed to fulfill its obligations. Meeting agendas are established by the Chair of the Compensation Committee after consultation with our Chief Human Resources Officer, other members of the Committee and our CEO.

Role of the Compensation Consultant

The Compensation Committee has retained the compensation consulting firm, Compensia, Inc., to assist it with executive, equity and non-employee director compensation matters. The Committee selected Compensia based primarily on its principals’ depth of experience in the technology industry and its prior performance as the Committee’s compensation consultant. The Committee worked with Compensia to help develop compensation practices appropriate for our industry. Compensia supported the Committee in reviewing and finalizing the fiscal 2023 compensation of our NEOs, including establishing the Company’s executive compensation performance metrics for fiscal 2023. In addition, Compensia also provided an analysis of non-employee director compensation and provided input on executive officer base salary and our short-term and long-term incentive plans. Compensia’s recommendations to the Committee generally included suggested ranges for compensation or descriptions of policies that Compensia currently considers best practices in our industry.

During fiscal 2023, Compensia worked only for the Compensation Committee and performed no additional services for Qorvo or any of our NEOs. The Committee approved the engagement of Compensia, including the scope of work to be performed and the proposed budget. During fiscal 2023, neither the Committee nor our management used the services of any other compensation consultant other than Compensia. All the work performed by Compensia is performed at the direction of the Committee. In connection with its engagement of Compensia, the Committee considered the factors set forth in the listing standards of Nasdaq and the relevant SEC rules on advisor independence and determined that Compensia was independent and that its engagement did not present any conflicts of interest.

Role of Executives in Establishing Compensation

During fiscal 2023, our CEO, our Chief Human Resources Officer, certain members of executive management, Compensia and the Compensation Committee met numerous times regarding compensation considerations. Each of these parties are encouraged to propose ideas or matters for the Committee to consider and evaluate with respect to our compensation structure and philosophy.

24         2023 Proxy Statement

Executive Compensation

The Committee, following consultation with Compensia, establishes the annual base salary, short-term incentive award opportunities and long-term equity-based incentive award opportunities for our CEO, Mr. Bruggeworth. Mr. Bruggeworth recommends to the Committee the annual base salary, short-term incentive award opportunities and long-term equity-based incentive award opportunities for the other members of the executive leadership team, including the other NEOs, for the Committee’s review, modification and approval.

To assist the Committee in overseeing compensation practices, the Committee periodically requests that personnel from the human resources, finance and legal departments present information on compensation-related topics. Therefore, certain members of the executive management team or other employees attended portions of some Committee meetings during fiscal 2023 to fulfill these requests. Our CEO attended all of the Committee’s meetings during fiscal 2023 but did not attend any portion of any meeting where his own compensation was being determined. The Committee held a portion of certain meetings during fiscal 2023 in executive session with only Committee members and, in some cases, Committee advisors present.

Use of Industry Comparative Data

We operate in a highly competitive industry in which retention of qualified personnel is a critical factor in operating a successful business. As such, we try to understand as much as possible about the total compensation levels and practices at other companies in our industry. In consultation with Compensia, our CEO and our Chief Human Resources Officer, the Compensation Committee has developed a peer group of companies to better understand the competitive market for executive talent that it reviews at least annually and, when appropriate, adjusts periodically. The Committee made changes to the peer group as compared to fiscal 2022 in light of changes to the revenue and market capitalization of our peer group companies. The companies included in this peer group generally have revenue ranging from one-third to one and one-half times our annual revenue, market capitalizations ranging from one-third to two and one-half times our market capitalization and are in the semiconductor, semiconductor equipment, electrical equipment and instrument, and communications equipment business sectors. The peer group is constructed such that the median revenue and market capitalization are at or close to our financial profile. At the time the peer group was determined, Qorvo was at the 54th percentile of revenue and the 40th percentile of market capitalization of these companies.

The peer group used in fiscal 2023 consisted of the following companies:

● Analog Devices, Inc. ● Ciena Corporation ● Cirrus Logic, Inc. ● Coherent Corp. ● Entegris, Inc. ● Keysight Technologies, Inc.	● KLA Corporation ● Marvell Technology Group Ltd. ● Microchip Technology Inc. ● MKS Instruments, Inc. ● ON Semiconductor Corp. ● Seagate Technology Holdings plc	● Skyworks Solutions, Inc. ● Teradyne, Inc. ● Trimble, Inc. ● Xilinx, Inc. ● Zebra Technologies Corporation

The Compensation Committee utilizes peer group data to help establish base salaries and target short-term incentive award opportunities for each NEO. When reviewing peer group data in setting compensation, the Compensation Committee also considers each NEO’s performance, level of responsibility in comparison to the other NEOs, and internal equity and other considerations and makes adjustments to compensation as it deems appropriate.

Incentive-Based Compensation Practices

With the assistance of the Compensation Committee, Compensia and the executive management team, we have developed the practices discussed below:

●

Short-term incentive award opportunities are linked to pre-established objective metrics for our financial performance during two six-month periods each fiscal year. As discussed in more detail below under “Compensation Elements – Short-Term Incentive Opportunities,” each target short-term incentive award opportunity is expressed as a percentage of the NEO’s base salary that is paid during the applicable performance period. The short-term incentive program is structured so that as the level of an NEO’s responsibility at Qorvo increases, the target short-term incentive award opportunity as a percentage of his total base salary and target short-term incentive award opportunity will also increase, resulting in a greater percentage of his short-term incentive compensation being at-risk and linked to our operating performance.

●

A substantial amount of each NEO’s total long-term equity-based incentive compensation is performance-based. For fiscal 2023, our long-term performance-based equity awards were linked to our performance as measured against pre-established Company objectives. While each individual compensation component was set with reference to comparable data drawn from the peer group, taking into account the observations of Compensia as to best practices in our industry, the Committee established a policy that approximately 60% of the value of each NEO‘s potential long-term equity awards should be performance-based. See “Compensation Elements – Performance-Based Restricted Stock Unit Awards” below for more information.

    2023 Proxy Statement    25

Executive Compensation

●

Targeted levels of equity awards (including both performance-based and service-based awards) for each NEO, as is the case with base salary and short-term incentive award opportunities, are established after consideration of (a) comparable data drawn from the peer group; (b) each executive officer’s base salary and short-term incentive award opportunity; (c) past accomplishments and performance; (d) overall responsibilities and anticipated performance required for the upcoming fiscal year; and (e) internal equity and other considerations.

●

Our fiscal 2023 long-term performance-based equity awards were linked to achievement during the year of key Company projects or initiatives that the Committee believed had a strong potential to impact long-term stockholder value creation.

●	We do not provide “perquisites” to our executive officers.

Other Equity Award Grant Practices

We also employ the following practices with respect to equity awards:

●

As part of the Committee’s regular process for determining whether performance-based compensation goals have been met, our Internal Audit Department reviews our performance against the applicable metrics for short-term incentive award opportunities and long-term performance-based equity compensation, confirms the level of achievement of the applicable metrics and issues a report to the Committee certifying the applicable calculations.

●

To encourage our executive officers to maintain a longer-term perspective of the Company’s business as they approach retirement and to augment retirement savings, both Performance-based RSUs and Service-based RSUs generally will remain outstanding and capable of being earned and/or of vesting in accordance with their terms following an executive officer’s termination of employment unless such employment is terminated for cause, in which case any unearned or unvested portion of the award will be forfeited. Continuation of the award is conditioned on the departing executive officer’s agreement to refrain from working for another company during the remaining vesting period and compliance with specified non-disclosure, confidentiality and other covenants. If the individual fails to satisfy these obligations, the remaining unearned or unvested portion of the award will be forfeited and any underlying shares of common stock that were earned and vested following termination and any gain from the sale of such shares will be subject to recoupment, or “clawback.”

●

In order to support the surviving family of an executive officer in the event of his or her death, both performance-based and service-based long-term equity awards will be treated as earned (at target levels. if applicable) and fully vested in the event of the death of the executive officer prior to the end of the applicable performance or vesting period. In the event of the death of the executive officer on or after the end of a performance period, long-term performance-based equity awards will be eligible to be fully earned, based on actual performance and the extent to which performance goals are met, with such earned awards being deemed fully vested as of the date of termination.

●	We generally grant Service-based RSUs and Performance-based RSU opportunities only once a year to existing employees. We prohibit the backdating or spring-loading of equity awards.

●	We prohibit the repricing of stock options or stock appreciation rights without stockholder approval.

The Committee also has responsibilities with respect to our compensation policies and practices, which are set forth in its charter and described in more detail under “Corporate Governance – Committees and Meetings – Compensation Committee,” above.

Forfeiture and Clawback Provisions

The Compensation Committee can seek forfeiture and/or recoupment of plan benefits if a participant engages in certain types of detrimental conduct and require that a participant be subject to any compensation recovery policy or similar policies that may apply to the participant or be imposed under applicable laws. In addition, our senior officer equity award agreements impose “clawback” restrictions in the event of certain prohibited conduct, including violation of restrictive covenants following termination of employment and misconduct to the extent required under applicable law. Our employment agreement with Mr. Bruggeworth and our change in control agreements with our NEOs also provide forfeiture and clawback rights related to certain benefits in the event that the covered person engages in certain types of prohibited conduct. Furthermore, while Qorvo already has robust clawback measures in place, we intend to adopt a clawback policy that will comply with recent SEC rules and Nasdaq listing standards.

Prohibition Against Hedging and Pledging

Our securities trading policy and Corporate Governance Guidelines prohibit any hedging or pledging of our securities by directors or employees, including our executive officers. This includes engaging in any type of short sale or purchasing any financial instrument (including prepaid variable forward contracts, equity swaps, collars and exchange traded funds) or engaging in any transaction that, in either case, hedges or offsets, or is designed to hedge or offset any risk of decrease in the market value of our common stock. Accordingly, none of our directors or executive officers has engaged in any hedging or pledging transactions with respect to our common stock.

26         2023 Proxy Statement

Executive Compensation

Stock Ownership Guidelines

Under our Corporate Governance Guidelines, we have established stock ownership guidelines for our non-employee directors, CEO and other executive officers, which provide that within five years of first becoming a director or Section 16 officer, as applicable, they must own shares of our common stock with a specified value in the following amounts: for directors, 5x their annual cash retainers; for the CEO, 5x his base salary; and for other Section 16 officers, 1x their base salaries. Pursuant to our Corporate Governance Guidelines, only common stock, time-vested restricted stock and time-vested restricted stock units owned directly by a director or Section 16 officer, held indirectly by a trust or owned by an immediate family member residing in the same household count toward the ownership requirements. The Compensation Committee believes these ownership requirements help ensure that our directors and officers have meaningful equity stakes that help align their economic interests with those of our stockholders.

Compensation Elements

Compensation arrangements for our NEOs under our fiscal 2023 executive compensation program are composed of the following elements: (a) base salary; (b) performance-based short-term incentive awards; and (c) equity incentive awards in the form of Performance-based and Service-based RSUs. We also provide our NEOs other compensation and employee benefits generally available to our eligible employees, such as health insurance, group life and disability insurance and participation in our 401(k) plan, our nonqualified deferred compensation plan and our Employee Stock Purchase Plan, or ESPP. We believe our overall and individual incentive award grant practices contain performance-based elements that are designed to reward performance and support our strategic objectives.

Base Salaries

The Committee reviews and establishes individual base salaries for our executive officers, including our NEOs, annually. In determining individual base salaries, the Committee considers peer group data, overall responsibilities and anticipated performance, past accomplishments and performance, labor market conditions and our overall annual budget guidelines for merit and performance increases. The base salaries for our NEOs are as shown in the table below:

	Base Salary
Name	2023 (1)		2022	% change

Robert A. Bruggeworth	$957,145		$920,332	4.0%

Grant A. Brown	$550,000		N/A	N/A

Philip J. Chesley	$478,950		$465,000	3.0%

Steven E. Creviston	$560,829		$539,259	4.0%

Paul J. Fego	$500,244		$490,435	2.0%

Mark J. Murphy	$577,594	(2)	$555,379	4.0%

(1)	Effective on the first day of fiscal 2023 (April 3, 2022) for each of Messrs. Bruggeworth, Murphy, Chesley, Creviston and Fego, and on August 29, 2022 for Mr. Brown, upon his appointment as CFO.

(2)	Mr. Murphy resigned from Qorvo effective April 18, 2022.

Fiscal 2023 Short-Term Incentive Award Opportunities

A significant portion of each NEO’s annual target total direct compensation is designed to be at-risk and linked to our operating performance. Short-term incentives for our NEOs are awarded pursuant to our short-term incentive program only when earned and are not guaranteed.

The target short-term incentive award opportunity for each NEO is expressed as a percentage of the base salary that is paid during the applicable performance period. The short-term incentive program is structured so that as an NEO’s responsibility at Qorvo increases, the target short-term incentive award opportunity as a percentage of base salary will also increase. The short-term incentive award opportunities reflect the Committee’s view that Mr. Bruggeworth, as our CEO, bears overall management responsibility for Qorvo, while our other NEOs have more narrow responsibilities tied to a particular business unit or function. In March 2022, the Committee set the fiscal 2023 target short-term incentive award opportunity for Mr. Bruggeworth at 160% of his base salary (unchanged from fiscal 2022), for Mr. Murphy at 100% of his base salary, and for each of Messrs. Chesley, Creviston, and Fego at 90% of their respective base salary.

    2023 Proxy Statement    27

Executive Compensation

In August 2022, at the time of his appointment as CFO, the Committee set the fiscal 2023 target short-term incentive award opportunity for Mr. Brown at 90% of his base salary. During the time in which Mr. Brown served as interim CFO, he received a total of $219,231 in additional cash payments designed to increase his total cash compensation to align with the expanded responsibilities expected of him in that role.

For fiscal 2023, the short-term incentive award opportunities were based on two separate six-month performance periods. The metrics used to measure performance were (1) revenue and (2) non-GAAP operating income. The Compensation Committee chose these metrics because it believes that these are important factors driving stockholder value.

For purposes of the short-term incentive awards, “non-GAAP operating income” was calculated excluding stock-based compensation expense, amortization of intangible assets, acquisition and integration related costs, gain or loss on assets, asset impairments, start-up costs, restructuring related charges, charges associated with a long-term capacity reservation agreement and certain non-cash expenses. The calculation of non-GAAP operating income may also exclude revenue or operating income from acquisitions made during the period that were not part of Qorvo at the time the metrics were established.

The revenue and non-GAAP operating income metrics had pre-established threshold, target and maximum levels, and each constituted 50% of the total short-term incentive award opportunity during each six-month performance period. Each NEO had the opportunity to earn a short-term incentive award in an amount between 30% and 200% of the target short-term incentive award opportunity, depending on our actual level of revenue and non-GAAP operating income during the performance period. No minimum bonus was guaranteed. Our short-term incentive compensation targets are intended to reward actual performance measured against our Board-approved operating plan.

The short-term incentive award earned for each metric was determined on a linear basis for performance between the threshold and maximum levels for such metric. For the first six months of fiscal 2023, the target levels for revenue and non-GAAP operating income were approximately 100% of the corresponding amounts in our annual operating plan as approved by the Board. As a result of our performance in the first six months of fiscal 2023, our NEOs earned short-term incentive awards equal to 95% of their target short-term incentive award opportunity for this semi-annual performance period. The following table sets forth the short- term incentive metrics and the results achieved for the first six-month performance period:

First Half of Fiscal 2023 Short-Term Incentive Components, Performance Range and Results Achieved

Performance Metric	Threshold (30% Payout)	Target (100% Payout)	Maximum (200% Payout)	Achieved Results	Short-Term Incentive Percentage Achieved	Weighting	Payout % Factor

Revenue	$1,888.3M	$2,221.5M	$3,554.7M	$2,193.4M	94.1%	50%	47.1%

Non-GAAP Operating Income	$443.5M	$633.5M	$823.6M	$622.1M	95.8%	50%	47.9%

							95%

We used a similar methodology to set our short-term incentive award targets for the second half of fiscal 2023 based on our forecast prepared in October 2022 for the same period, as approved by the Board. For the second six months of fiscal 2023, the target level for revenue and non-GAAP operating income was approximately 100% of the corresponding amount in our forecast.

Based on our performance in the second six months of fiscal 2023, our NEOs did not earn short-term incentive awards for this semi-annual performance period. The following table sets forth the short-term incentive metrics and the results achieved for the second six-month performance period:

Second Half of Fiscal 2023 Short-Term Incentive Components, Performance Range and Results Achieved

Performance Metric	Threshold (30% Payout)	Target (100% Payout)	Maximum (200% Payout)	Achieved Results	Short-Term Incentive Percentage Achieved	Weighting	Payout % Factor

Revenue	$1,476.9M	$1,737.5M	$1,998.1M	$1,376M	0%	50%	0%

Non-GAAP Operating Income	$202.1M	$288.7M	$375.3M	$131.6M	0%	50%	0%

							0%

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Executive Compensation

Fiscal 2023 Long-Term Equity-Based Incentives

For fiscal 2023, the Compensation Committee granted a mix of Performance-based RSUs and Service-based RSUs to our executive officers, including our NEOs (with the exception of Mr. Murphy). The amount of each award was determined by the Committee in August 2022 upon consideration of (a) peer group data, (b) each executive officer’s base salary, short-term incentive award opportunities and performance-based RSU opportunities, (c) overall responsibilities and anticipated performance required for the upcoming fiscal year and (d) past accomplishments and performance.

Performance-based RSUs are eligible to be earned based on the achievement of certain pre-established Company performance objectives. No minimum level of equity award was guaranteed, and the Compensation Committee did not alter the objectives based on market or performance conditions. These Performance-based RSUs are designed so that approximately 60% of the total target value of each NEO’s annual long-term equity-based incentive opportunity is linked to project milestones or key initiatives that the Compensation Committee believed had a strong potential to impact long-term stockholder value creation. Service-based RSUs generally approximate 40% of the total target value of all annual long-term equity-based incentive opportunities.

Performance-Based Restricted Stock Unit Awards

The Performance-based RSUs granted in fiscal 2023 were eligible to be earned based on our actual performance as measured against performance objectives approved by the Compensation Committee. The number of RSUs earned is determined by the objectives met and the specific payout percentage that was assigned to each of those objectives. Depending on the objectives met, each NEO could have earned up to 150% of the target number of Performance-based RSUs. We believe the Performance-based RSUs advance our achievement of long-term financial and operational goals and help support our continued performance as an industry leader. These goals were Company-based, and the performance achieved applied to the executive management team as a group. The following table describes the categories of performance objectives for fiscal 2023, along with the rationale, weighting, performance assessment and payout for each:

Performance Objective (1)	Rationale for Selection of Objective	Weighting (2)	Performance Assessment	Percent Payout

Secure specific design wins in each of our operating segments (High Performance Analog, Connectivity and Sensors Group and Advanced Cellular Group)	Increase revenue, expand margins, address customer requirements, develop key technologies and improve supply chain performance	45%	Partial (3)	22.5%

Meet designated design and R&D goals	Increase revenues and develop key technologies	20%	Partial	17%

Enhance software capabilities to support growth and enhance productivity	Improve performance and competitiveness, expand margins	10%	Achieved	10%

Complete certain productivity initiatives and operational improvements	Improve manufacturing operations	30%	Achieved	30%

Enhance ESG program to support the Company’s ESG-related goals	Drive sustainability and reduce operational impact on environment	15%	Achieved	15%

Implement new tools and automate certain business activities, including through the utilization of advanced analytics	Improve performance and competitiveness, expand margins	20%	Partial (3)	10%

Achieve certain production and other milestones for a specific advanced technology in new markets	Increase revenues and develop new technologies	10%	Partial	5%

	Total:	150%		109.5%

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(1)	Several of the objectives contained related sub-objectives that carried separate weightings and could be individually met.

(2)	Weightings are assigned based on the perceived strategic importance of each objective.

(3)

The performance period was our fiscal year ended April 1, 2023, except for certain designated objectives/sub-objectives that had performance periods ending June 30, 2023. In May 2023, the Committee determined whether the Company satisfied the performance criteria with respect to those objectives with performance periods that ended prior to the Committee’s assessment.

Based on our actual performance against the pre-established performance objectives that the Compensation Committee was able to measure at the time of its assessment, our NEOs earned 109.5% of the target number of Performance-based RSUs, as shown in the following table:

Name	Target Number of Performance- Based RSUs	Maximum Number of Performance- Based RSUs	Actual Number of Performance- Based RSUs Earned (1)

Robert A. Bruggeworth	58,525	87,787	64,085

Grant A. Brown (2)	1,171	1,756	1,282

Philip J. Chesley	9,949	14,924	10,894

Steven E. Creviston	13,461	20,191	14,741

Paul J. Fego	13,461	20,191	14,741

Mark J. Murphy (3)	–	–	–

(1)	Due to rounding, the actual number of RSUs earned may vary slightly from the calculated payout multiplied by the target number of RSUs.

(2)	The amount of Performance-based RSUs awarded to Mr. Brown reflects his title and responsibilities prior to his appointment as CFO effective August 29, 2022.

(3)	Mr. Murphy resigned from Qorvo effective April 18, 2022 and was not awarded equity during fiscal 2023.

For fiscal 2023, the Compensation Committee approved a larger proportional increase to the Performance-based RSU target award opportunities for our CEO, as compared with our other NEOs. The Committee, in consultation with Compensia, determined that such an increase was appropriate to maintain a competitive pay structure for our CEO, based on an examination of current and historical peer practices.

The number of RSUs earned by our NEOs listed above vest over a specified period, with 50% having vested upon certification of the level of achievement of the awards and the remaining 50% vesting in equal annual installments over each of the following two years.

We believe that the level of performance required to satisfy the objectives and reach the target award level should not be easily achievable. When the Committee established the performance objectives for fiscal 2023, it assigned an expected degree of difficulty of achieving each objective or sub-objective, as applicable, as either “low,” “medium” or “high.” With the exception of two objectives rated as low difficulty, each of the objectives listed above were rated at either a high or medium difficulty to accomplish. The Committee believes that earning any awards equal to or greater than the target level of 100% should be difficult, but still possible, to achieve. We recognize, however, that the likelihood of achievement of any level of award in any given performance period may vary from prior performance periods and believe that the amount of the award should be appropriate for the performance. No minimum level of award is guaranteed. In addition, the Committee believes it is inherently difficult to predict whether these performance objectives will be met. The Committee believes that one of the most important benefits to Qorvo from the use of the Performance-based RSUs is the focused emphasis by all participating employees on attaining the objectives as a team.

Fiscal 2022 Performance-Based RSUs Earned in Fiscal 2023

As discussed in Qorvo’s 2022 Proxy Statement, several of our performance objectives for the Performance-based RSUs granted for fiscal year 2022 had performance periods that ended between April 30, 2022 and September 30, 2022. Performance for these

30         2023 Proxy Statement

Executive Compensation

objectives was not determined by the Compensation Committee prior to the filing of the 2022 Proxy Statement. Following the performance periods for these objectives, the Compensation Committee was able to assess the performance of these objectives as follows:

Performance Objective	Rationale for Selection of Objective	Weighting (1)	Performance Assessment	Final Payout %

Secure specific Mobile Product and Infrastructure and Defense design wins	Increase revenue, expand margins, address customer requirements and develop key technologies	60%	Partial	25%

Complete development and launch of specific advanced technology in new markets	Increase revenues and develop key technologies	15%	Partial	5%

Further enhance new product technology for select applications	Improve performance and competitiveness	10%	Achieved	10%

Implement new processes to improve manufacturing productivity	Improve manufacturing operations including cycle time and yield	10%	Not achieved	0%

Based on our actual performance against the pre-established performance objectives that the Compensation Committee was able to measure, the NEOs named below earned the following number of RSUs for fiscal year 2022 related to achievement of the above objectives (in addition to those previously disclosed in our 2022 Proxy Statement): Mr. Bruggeworth: 4,269, Mr. Creviston: 1,282 and Mr. Fego: 1,282. Mr. Chesley joined Qorvo as President of Infrastructure and Defense Products, effective November 1, 2021, and was not granted Performance-based RSUs for fiscal 2022.

Service-Based Restricted Stock Unit Awards

For fiscal 2023, the Compensation Committee granted Service-based RSUs to our executive officers, including our NEOs (with the exception of Mr. Murphy). Service-based RSUs generally approximate 40% of the total target value of all annual long-term equity-based incentive opportunities. The Service-based RSUs generally vest over a four-year period, with 25% vesting on each anniversary of the grant date.

For fiscal 2023, the Compensation Committee approved a larger proportional increase to the Service-based RSUs granted to Qorvo’s CEO as compared to the Company’s other NEOs. The Committee, in consultation with Compensia, determined that an increase to our CEO was appropriate to maintain a competitive pay structure for our CEO, based on an examination of current and historical peer practices.

Mr. Brown was granted Service-based RSUs on May 16, 2022 in connection with his appointment as interim Chief Financial Officer which vested one-year from the grant date, and received an additional grant on September 5, 2022 in connection with his appointment as Chief Financial Officer, which vests approximately three years from the grant date. The Compensation Committee awarded these grants in recognition of his additional responsibilities and the anticipated performance required of him in this role.

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Executive Compensation

The following table sets forth the number of Service-based RSUs granted to each NEO, with additional detail regarding the awards set forth in the “2023 Grants of Plan-Based Awards Table.”

Name	Service- Based RSUs

Robert A. Bruggeworth	37,583

Grant A. Brown	24,711 (1)

Philip J. Chesley	6,389

Steven E. Creviston	8,644

Paul J. Fego	8,644

Mark J. Murphy	–

(1)	The amounts shown include grants made in May 2022 and September 2022, in connection with Mr. Brown’s appointment as interim Chief Financial Officer and subsequently Chief Financial Officer.

Other Employee Benefits

Our NEOs are eligible to participate in the same employee benefit plans generally available to all our employees, including health insurance, group life and disability insurance, 401(k) and our ESPP. We also maintain a non-qualified deferred compensation plan under which eligible employees, including our NEOs, may elect to defer the receipt of a portion of their base salary and some of their short-term incentive compensation, to the extent paid in cash. We do not provide matching contributions under our deferred compensation plan, nor do we guarantee a minimum rate of return.

Perquisites

Our executive officers do not receive perquisites or other personal benefits. The Compensation Committee believes that such benefits are not necessary to implement our current executive compensation philosophy and structure.

Tax Considerations

Under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, compensation paid to each of the Company’s “covered employees” that exceeds $1 million per taxable year is generally non-deductible unless the compensation qualifies for certain grandfathered exceptions (including the “performance-based compensation” exception) for certain compensation payable pursuant to a written binding contract in effect on November 2, 2017 and not materially modified on or after such date.

Although the Compensation Committee will continue to consider tax implications as one factor in determining executive compensation, the Committee believes that due to the continued importance to the Company and our stockholders of awarding compensation that is structured to properly incentivize our executive officers, it will continue to consider all relevant factors that attract, retain and reward talent. Therefore, the Committee believes it is in the best interest of the Company to maintain flexibility in awarding compensation, even if some portion of such compensation may not be tax deductible.

Employment Agreement

Our CEO, Mr. Bruggeworth, currently has an employment agreement with Qorvo. The terms of Mr. Bruggeworth’ s employment agreement are described in more detail below in the section entitled “Potential Payments upon Termination or Change-in-Control.”

Change in Control Agreements

We have entered into change-in-control agreements with each of our NEOs and certain other members of our executive management team. We entered into these arrangements to acknowledge the respective employee’s importance to us and our stockholders and to attempt to avoid the distraction and loss of key management personnel that may occur in connection with rumored or actual fundamental corporate organizational changes. As more fully described in the section entitled “Potential Payments Upon Termination or Change-in-Control” below, these agreements entitle each of our NEOs to payments and benefits only if his employment is terminated without “cause,” or by him for “good reason,” within the two-year period following the change in control (which will include the 90 days prior to the date of the change in control in the case of a termination without cause). The Compensation Committee believes that this “double-trigger” structure provides an appropriate balance between the corporate objectives described above and the potential compensation payable upon a qualifying termination following a change of control.

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Executive Compensation

Conclusion

The Compensation Committee believes that Qorvo’s executive compensation program provides a balanced and stable foundation for rewarding our NEOs and providing them incentives to achieve corporate objectives that align with the interests of our stockholders. Based on our financial performance in fiscal 2023, our NEOs received short-term incentive awards at 95% of their fiscal 2023 target percentage of base salary paid in the first six months of fiscal 2023 and earned no short-term incentive award based on Company performance for the second six months of fiscal 2023. These earned incentive awards reflect operating performance by the Company for each of the six-month periods measured. For our Performance-based RSU awards, based on the performance objectives measurable at the time of the Compensation Committee’s assessment in May 2023, our NEOs earned their Performance-based RSUs at 109.5% of target.

Our executive compensation philosophy emphasizes team effort, which we believe fosters rapid adjustment and adaptation to fast- changing market conditions. We believe that our combination of short-term incentive awards and long-term performance- and service-based RSUs helps us achieve our long-term goals and will continue to align the interests of our executive officers, including our NEOs, with those of Qorvo and our stockholders.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis that accompanies this report with our management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended April 1, 2023.

The Compensation Committee

Walden C. Rhines (Chair)

David H. Y. Ho

Roderick D. Nelson

Susan L. Spradley

    2023 Proxy Statement    33

Executive Compensation

Compensation of Executive Officers

Summary Compensation Table

The following table summarizes the compensation of the NEOs for the fiscal years ended April 1, 2023, April 2, 2022 and April 3, 2021. We use a 52- or 53-week fiscal year ending on the Saturday closest to March 31 of each year.

Name & Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total Compensation ($)
Robert A. Bruggeworth President and Chief Executive Officer	2023	956,437	–		9,999,943	726,354	11,022	11,693,756
	2022	920,332	–		7,649,886	1,491,674	10,792	10,072,684
	2021	884,934	–		6,758,964	2,123,597	11,122	9,778,617
Grant A. Brown Senior Vice President and Chief Financial Officer (4)	2023	451,344	219,231	(7)	2,550,000	150,774	12,972	3,384,321
Philip Chesley Senior Vice President and President of High Performance Analog (5)	2023	478,682	–		1,699,953	204,522	10,806	2,393,963
	2022	180,635	–		2,999,999	91,772	6,260	3,278,666

Steven E. Creviston Senior Vice President and President of Connectivity and Sensors	2023	560,414	–		2,300,001	239,400	10,878	3,110,693
	2022	539,259	–		2,300,117	491,642	10,438	3,341,456
	2021	528,302	–		2,002,639	760,666	10,660	3,302,267
Paul J. Fego Senior Vice President of Global Operations	2023	500,055	–		2,300,001	213,693	10,767	3,024,516
	2022	490,435	–		2,300,117	447,130	10,452	3,248,134
	2021	475,979	–		1,602,114	685,330	10,592	2,774,015
Mark J. Murphy Former Chief Financial Officer (6)	2023	83,096	–		–	–	878	83,974
	2022	555,379	–		3,000,141	506,339	8,704	4,070,563
	2021	539,009	–		2,002,639	776,084	10,481	3,328,213

(1)

Represents the aggregate grant date fair value of performance-based and service-based restricted stock units granted during the fiscal years shown calculated in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification Topic 718, Compensation-Stock Compensation, or ASC Topic 718, rather than an amount paid to or realized by the NEO, disregarding the estimate of forfeitures related to performance-based and service-based, as applicable, vesting conditions. The aggregate grant date fair value is the amount we expect to expense in our financial statements over the award’s vesting schedule. See “Stock-Based Compensation” in Note 15 of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended April 1, 2023 (the “10-K”) for the assumptions used to calculate grant date fair value. The actual amounts, if any, ultimately realized may differ from the ASC Topic 718 grant date fair value amounts. See the “2023 Grants of Plan-Based Awards Table” below for information on grants awarded in fiscal year 2023.

(2)	Represents amounts earned under our Short-Term Incentive Plan in the years referenced.

(3)	Represents company matching contributions to the accounts of the NEOs under our 401(k) plan.

(4)	Mr. Brown was appointed interim Chief Financial Officer effective April 18, 2022, and appointed Chief Financial Officer effective August 29, 2022.

(5)	Mr. Chesley joined Qorvo as President of Infrastructure and Defense Products, effective November 1, 2021.

(6)	Mr. Murphy resigned as Chief Financial Officer effective April 18, 2022.

(7)

Mr. Brown received $219,231 as additional cash payments due to his expanded responsibilities following his appointment to interim CFO. Such payments were designed to provide increased total cash opportunities to Mr. Brown as interim CFO and were discontinued when he was named as CFO.

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Executive Compensation

2023 Grants of Plan-Based Awards Table

The following table provides information on restricted stock unit awards and plan-based short-term incentive awards granted to or earned by each of our NEOs with respect to fiscal year 2023. The actual amounts, if any, ultimately realized may differ from the amounts set forth in the “Grant Date Fair Value of Stock and Option Awards” column.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Possible Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (4) (#)		Grant Date Fair Value of Stock and Option Awards ($) (5)
Name	Grant Date (1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert A. Bruggeworth	N/A	–	1,531,432	3,062,864
	5/16/2022				585	58,525	87,787			5,999,984
	8/9/2022							37,583		3,999,959
Grant A. Brown	N/A	–	495,000	990,000
	5/16/2022				12	1,171	1,756			120,050
	5/16/2022							11,926	(6)	1,249,964
	8/9/2022							1,691		179,973
	9/5/2022							11,094	(6)	1,000,013
Philip Chesley	N/A	–	431,055	862,110
	5/16/2022				99	9,949	14,924			1,019,972
	8/9/2022							6,389		679,981
Steven E. Creviston	N/A	–	504,746	1,009,492
	5/16/2022				135	13,461	20,191			1,380,020
	8/9/2022							8,644		919,981
Paul J. Fego	N/A	–	450,220	900,439
	5/16/2022				135	13,461	20,191			1,380,020
	8/9/2022							8,644		919,981
Mark J. Murphy (7)	–	–	–	–	–	–	–	–		–

(1)

Equity awards granted to the NEOs were made pursuant to our 2012 Stock Incentive Plan (the “2012 Plan”) and our 2022 Stock Incentive Plan (the “2022 Plan”). See “Equity Compensation Plans” below for more information. The grant date above is determined in accordance with ASC Topic 718.

(2)

Each NEO participates in our Short-Term Incentive Plan. The short-term incentive award earned by each NEO is shown in the Summary Compensation Table under the column captioned “Non-Equity Incentive Plan Compensation.” Short-term incentive awards are earned based on attainment of Company operating performance goals based on two six-month performance periods. The short-term incentive opportunities available under the Short-Term Incentive Plan are described in greater detail under “Compensation Discussion and Analysis – Compensation Elements – Short-term Incentive Opportunities.”

(3)

Information in these columns reflect the Performance-based RSU awards granted in fiscal 2023 under our 2012 Plan. Performance-based RSUs are earned, if at all, at the end of a specified performance period based on achievement of pre-established performance goals, with 50% vesting at the end of the performance period and the remaining 50% vesting in equal installments over each of the following two years. In the event of termination of employment other than for cause, these performance- based RSU awards granted to an NEO will continue to be capable of being earned and vest over the original vesting term as if the NEO had remained an employee of Qorvo subject to the NEO’s compliance with certain restrictive covenants and other conditions. For a detailed discussion of the performance-based RSU awards, see “Compensation Discussion and Analysis – Compensation Elements – Performance-Based Restricted Stock Unit Awards,” above.

(4)

These Service-based RSU awards were granted under our 2012 Plan and 2022 Plan and vest in increments of 25% per year over a period of four years. Mr. Brown was awarded a grant in May 2022 in connection with his appointment to interim Chief Financial Officer, which vested one-year from the grant date and a grant in September 2022 in connection with his promotion to Chief Financial Officer, which vests three-years from the grant date. In the event of termination of employment other than for cause, the Service-based RSU awards granted to an NEO generally will continue to vest over the original vesting term as if the NEO had remained an employee of Qorvo subject to the NEO’s compliance with certain

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Executive Compensation

restrictive covenants and other conditions. For a detailed discussion of the service- based RSU awards, see “Compensation Discussion and Analysis – Compensation Elements – Service-Based Restricted Stock Unit Awards.”

(5)

These amounts do not reflect compensation actually received by the NEO. Amounts presented represent the aggregate grant date fair value calculated in accordance with ASC Topic 718 of our common stock awards granted during the fiscal year. See “Stock-Based Compensation” in Note 15 of the Notes to the Consolidated Financial Statements set forth in our Form 10-K for the assumptions used to calculate the grant date fair value of the awards. The actual amount of the stock award ultimately realized upon vesting may differ from the aggregate grant date fair value.

(6)	The amounts shown are for grants made in May 2022 and September 2022, in connection with Mr. Brown’s appointment as interim Chief Financial Officer and subsequently Chief Financial Officer.

(7)	As a result of his resignation effective April 18, 2022, Mr. Murphy forfeited all unvested equity awards.

Equity Compensation Plans

The discussion that follows describes the material terms of our principal equity compensation plans in which the NEOs participate. The material terms of Mr. Bruggeworth’s employment agreement and the change in control arrangements applicable to our NEOs are described under “Potential Payments Upon Termination or Change-in-Control” below.

2022 Stock Incentive Plan

The Company currently grants equity-based awards to eligible employees, directors and independent contractors under the 2022 Plan, which our shareholders approved on August 9, 2022. Under the 2022 Plan, the Company is permitted to grant awards, such as restricted stock units, restricted stock awards, performance shares, performance units, stock options, stock appreciation rights and phantom stock awards, to eligible participants. The maximum number of shares issuable under the 2022 Plan may not exceed 4,454,000 shares (subject to adjustment for anti-dilution purposes). As of April 1, 2023, approximately 4,400,000 shares were available for issuance under the 2022 Plan. The effective date of the 2022 Plan is August 15, 2022 and awards may be granted under the plan through August 14, 2032.

2012 Stock Incentive Plan

Prior to adoption of the 2022 Plan, the Company’s principal stock incentive plan was the 2012 Plan. The 2012 Plan provided for the grant of equity awards to eligible employees, directors and independent contractors. The 2012 Plan was approved by RFMD’s shareholders on August 16, 2012. Under the 2012 Plan, the Company was permitted to grant equity-based awards such as restricted stock units, restricted stock awards, stock options, stock appreciation rights, performance shares and performance units. No further awards will be granted under the 2012 Plan.

For a discussion of the fiscal 2023 grants of performance-based RSU awards, which are capable of being earned based on objective performance goals, see “Compensation Discussion and Analysis – Compensation Elements – Performance-Based Restricted Stock Unit Awards.” For a discussion of the methodology with respect to the grants of service-based RSU awards, see “Compensation Discussion and Analysis – Compensation Elements – Service-Based Restricted Stock Unit Awards.” For a discussion of our NEOs’ equity award compensation in proportion to their total compensation, see “Compensation Discussion and Analysis – Executive Compensation Program – Fiscal 2023 Executive Compensation Program Design.”

2013 Incentive Plan

The Company assumed the TriQuint Semiconductor, Inc. 2013 Incentive Plan (the “2013 Incentive Plan”), originally adopted by TriQuint, allowing Qorvo to issue awards under this plan to eligible participants. The 2013 Incentive Plan provided for the grant of stock options, restricted stock units, stock appreciation rights and other stock or cash awards to employees, officers, directors, consultants, agents, advisors and independent contractors of TriQuint and its subsidiaries and affiliates. No further awards will be granted under the 2013 Incentive Plan.

Employee Stock Purchase Plan

The Company assumed the TriQuint Employee Stock Purchase Plan (“ESPP”), which is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. All regular full-time employees of the Company (including officers) and all other employees who meet the eligibility requirements of the plan may participate in the ESPP. The ESPP provides eligible employees an opportunity to acquire the Company’s common stock at 85% of the lower of the closing price per share of the Company’s common stock on the first or last day of each six-month purchase period. As of April 1, 2023, approximately 2,600,000 shares were available for future issuance under this plan. The Company makes no cash contributions to the ESPP but bears the expenses of its administration.

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Outstanding Equity Awards at Fiscal Year-End

The following table shows the number of shares of our common stock covered by unvested restricted stock unit awards held by our NEOs on April 1, 2023. As of April 1, 2023, our NEOs did not have any outstanding option awards.

			Stock Awards
Name	Grant Date (1)		Number of Shares or units of stock that have not vested	Market value of shares or units of stock that have not vested ($) (2)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($) (2)
Robert A. Bruggeworth	8/9/2022	(3)	37,583	3,817,305
	5/16/2022	(4)	53,648	5,449,027	4,877	495,357
	8/10/2021	(3)	11,853	1,203,909
	5/11/2021	(4)	12,675	1,287,400
	8/5/2020	(3)	10,286	1,044,749
	6/30/2020	(4)	504	51,191
	5/13/2020	(4)	14,337	1,456,209
	8/6/2019	(3)	8,804	894,222
Grant A. Brown	9/5/2022	(6)	11,094	1,126,818
	8/9/2022	(3)	1,691	171,755
	5/16/2022	(4)	1,073	108,985	98	9,954
	5/16/2022	(6)	11,926	1,211,324
	8/10/2021	(3)	698	70,896
	5/11/2021	(4)	331	33,620
	8/5/2020	(3)	595	60,434
	6/30/2020	(4)	13	1,320
	5/13/2020	(4)	372	37,784
	10/5/2019	(3)	201	20,416
	8/6/2019	(3)	331	33,620
Philip J. Chesley	8/9/2022	(3)	6,389	648,931
	5/16/2022	(4)	9,120	926,318	829	84,202
	12/5/2021	(5)	13,342	1,355,147
Steven E. Creviston	8/9/2022	(3)	8,644	877,971
	5/16/2022	(4)	12,340	1,253,374	1,121	113,860
	8/10/2021	(3)	3,564	361,995
	5/11/2021	(4)	3,810	386,982
	8/5/2020	(3)	3,048	309,585
	6/30/2020	(4)	150	15,236
	5/13/2020	(4)	4,252	431,876
	8/6/2019	(3)	2,935	298,108
Paul J. Fego	8/9/2022	(3)	8,644	877,971
	5/16/2022	(4)	12,340	1,253,374	1,121	113,860
	8/10/2021	(3)	3,564	361,995
	5/11/2021	(4)	3,810	386,982
	8/5/2020	(3)	2,438	247,628
	6/30/2020	(4)	119	12,087
	5/13/2020	(4)	3,400	345,338
	8/6/2019	(3)	3,302	335,384
Mark J. Murphy (7)	—		—	—	—	—

(1)	The grant date is determined in accordance with ASC Topic 718.

(2)

Based upon $101.57 per share, which was the closing price of our common stock as reported by Nasdaq on March 31, 2023, the last trading day of fiscal 2023, multiplied by the number of shares subject to restricted stock unit awards that had not yet vested.

(3)	Service-based restricted stock unit awards generally vest in increments of 25% per year over a period of four years

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(4)

Performance-based restricted stock unit awards, if earned, generally vest over a period of three years, with 50% vesting at upon certification of achievement by the Committee and the remaining 50% vesting in equal annual installments over the following two years. Where applicable, performance-based restricted stock unit awards with performance objectives not yet certified by the Compensation Committee as of April 1, 2023 are shown at target.

(5)	Reflects a grant made following Mr. Chesley’s appointment as President of Infrastructure and Defense Products effective November 1, 2021.

(6)

Reflects grants made to Mr. Brown on May 16, 2022 in connection with his appointment as interim Chief Financial Officer which vested one-year from the grant date, and September 5, 2022 in connection with his appointment as Chief Financial Officer, which vests approximately three years from the grant date.

(7)	As a result of his resignation effective April 18, 2022, Mr. Murphy forfeited all unvested equity awards.

2023 Option Exercises and Stock Vested Table

The table below shows the number of shares of our common stock acquired by the NEOs during fiscal year 2023 upon the vesting of restricted stock unit awards. None of our NEOs hold any stock options.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#) (1)	Value Realized On Vesting ($) (2)

Robert A. Bruggeworth	67,416	7,046,654

Grant A. Brown	3,137	317,089

Philip J. Chesley	6,670	648,257

Steven E. Creviston	21,190	2,213,761

Paul J. Fego	20,564	2,170,052

Mark J. Murphy	–	–

(1)	Share amounts are represented on a pre-tax basis. Our stock plans permit withholding of shares upon vesting to satisfy applicable withholding taxes.

(2)	Values represent the market value of our common stock on the vesting date multiplied by the number of shares vested, rounded to the nearest dollar.

Potential Payments upon Termination or Change-In-Control

As described above under “Compensation Discussion and Analysis – Compensation Elements – Employment Agreement,”

Mr. Bruggeworth has an employment agreement with Qorvo which is discussed below under the heading “Employment Agreement with Mr. Bruggeworth.”

The information below describes and quantifies certain compensation that would become payable under existing plans and arrangements if our NEOs’ employment had terminated on April 1, 2023 and the price per share of our common stock on the date of termination was $101.57, which was the closing price of our common stock on March 31, 2023 (the last trading day of fiscal 2023). These benefits are in addition to benefits available generally to employees, such as distributions under our 401(k) plan and deferred compensation plan, disability benefits and accrued vacation pay.

Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event and our stock price.

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Equity Awards

Under our equity incentive plans, unvested restricted stock unit awards are generally forfeited upon termination. However, restricted stock unit awards granted to the NEOs under the 2022 Plan and 2012 Plan generally will continue to vest pursuant to the same vesting schedule in the event of termination of employment, other than death or for cause, as if such individual had remained an employee of Qorvo, subject to certain restrictive covenants, clawback provisions and other conditions.

Under our equity incentive plans, an option holder generally has three months to exercise vested options after the date employment ends (other than for death or disability). The option holder or his or her estate in the case of death may exercise the option upon the holder’s respective disability or death (excluding unvested amounts) for a period of one year.

401(k) Savings Plan; Deferred Compensation Plan

The Company maintains a 401(k) plan and a deferred compensation plan for certain eligible U.S. employees, including each of our NEOs. We match 100% of the first 1%, and 50% of the next 5%, of each employee’s eligible earnings contributed to the 401(k) plan, and employees immediately vest in our contributions. Under the deferred compensation plan, employees who are eligible to participate may elect to defer a specified percentage of their base salary and short-term incentive awards paid in cash, which the Company will be obligated to deliver on a future date.

Employee Stock Purchase Plan

Upon termination of employment, all amounts in a participant’s ESPP account are not used for purchases and instead are returned to the participant.

Medical Benefits

All medical insurance benefits terminate effective at midnight on the last day of the month in which employment is terminated. Health care continuation coverage rules, commonly referred to as COBRA, require us to provide employees enrolled in our health, dental and vision plans with an opportunity to purchase continued health care coverage at their own expense upon the occurrence of a qualifying event, such as termination of employment for reasons other than gross misconduct, reduction in hours worked, divorce, death or loss of dependency status.

Employment Agreement with Mr. Bruggeworth

Pursuant to this employment agreement, the term of the employment agreement continues until the earliest of (a) November 11, 2010 (as extended as described in the following sentence); (b) Mr. Bruggeworth’s death; (c) termination by Qorvo for “Cause,” as defined in the employment agreement or otherwise upon 30 days’ notice; (d) termination by Mr. Bruggeworth for “Good Reason,” as defined in the employment agreement or otherwise on 30 days’ notice; or (e) the end of any 180-day Disability Period, as defined in the employment agreement. The employment agreement is subject to automatic daily extension of the two-year term until notice of non-extension is given in accordance with the terms of the employment agreement.

Under the employment agreement, Mr. Bruggeworth is entitled to a specified annual base salary, which amount is reviewed annually by the Compensation Committee and may be increased or reduced by the Compensation Committee if part of a salary reduction plan for similarly situated officers. Mr. Bruggeworth also is eligible to receive the following compensatory benefits:

●

A bonus opportunity under the Short-Term Incentive Plan for each performance period during the term of the employment agreement. The target annual bonus opportunity in each performance period cannot be less than 100% of Mr. Bruggeworth’s base salary.

●

The opportunity to receive periodic grants of equity compensation under the Company’s equity plans, in the Compensation Committee’s discretion, so long as he is treated similarly to other senior executive officers.

●

The right to participate in other bonus or incentive plans, paid time off and other retirement plans and welfare benefits in which other senior executive officers may participate in accordance with our policies as in effect from time to time.

If the employment agreement is terminated, Mr. Bruggeworth would be entitled to be compensated in the following manner:

●

Termination for any reason: Mr. Bruggeworth would be entitled to receive (a) base salary through the date of termination; (b) any previously earned but unpaid bonus under the Short-Term Incentive Plan for a completed performance period; (c) rights under equity plans, retirement plans and welfare benefit plans, which would be determined based on respective plan terms; and (d) unpaid paid time off per our policy.

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●

Termination due to death or total disability: Mr. Bruggeworth, or, in the case of his death, his beneficiary, would be entitled to receive the benefits described above under “Termination for any reason” plus the greater of Mr. Bruggeworth’s accrued annual bonus or accrued target bonus for the performance period in which the termination date occurs, in each case pro-rated based on the termination date.

●

Termination by Qorvo without cause or by Mr. Bruggeworth with good reason: Mr. Bruggeworth would be entitled to receive the benefits described above under “Termination for any reason” plus (a) salary continuation equal to two times base salary; (b) his accrued annual bonus (payable after end of performance period), pro-rated based on the termination date; (c) a special bonus equal to two times his target annual bonus; (d) continuation coverage of health care benefits (or substantially identical individual coverage, plus special health care benefit) for two years; (e) equity awards (other than performance-based equity awards), which will be governed by terms of the respective equity plan and individual equity award agreement (including the right of the Compensation Committee to determine if post-termination vesting and/or exercise rights apply); (f) performance- based equity awards and any previously earned equity-based awards, which will be deemed earned, if at all, on a pro rata basis only if performance goals are met during the performance period, with such earned awards being deemed fully vested at grant or as of the date of termination in the case of previously earned awards; and (g) eligibility to participate in other welfare benefit plans on the same terms and conditions as available to active employees.

●	Termination by Qorvo for cause or by Mr. Bruggeworth without good reason: Mr. Bruggeworth would be entitled to receive the benefits described above under “Termination for any reason.”

●

Change of Control: Benefits (if any) paid under Mr. Bruggeworth’s existing change in control agreement would offset benefits (if any) paid under the employment agreement following Mr. Bruggeworth’s termination.

The employment agreement also establishes certain employment and post-termination obligations for Mr. Bruggeworth. He is required to assist in any Qorvo litigation and also is required to comply with certain confidentiality, nondisparagement, noncompetition and nonsolicitation covenants contained in the employment agreement.

Further, the employment agreement provides that if independent accountants determine that part or all of the payments and benefits to be paid to Mr. Bruggeworth under the employment agreement and all other plans or arrangements of Qorvo (a) constitute “parachute payments” under Code Section 280G, and (b) will more likely than not cause Mr. Bruggeworth to incur an excise tax under Code Section 4999 as a result of such payments or other benefits, Qorvo will pay a gross-up payment so that the net amount Mr. Bruggeworth will receive after payment of any excise tax equals the amount that he would have received if the excise tax had not been imposed. If the excise tax would not apply if the total payments to Mr. Bruggeworth were reduced by an amount less than 5%, then the amounts payable will be so reduced and gross-up payments would not be made to Mr. Bruggeworth.

The employment agreement also contains certain forfeiture and recoupment rights. Generally, during the term of the employment agreement and the 24-month period following the expiration thereof, if Mr. Bruggeworth engages in a “Prohibited Activity,” then (a) any equity awards granted or subject to vesting during the Prohibited Activity Term would be forfeited; (b) any and all shares issued to Mr. Bruggeworth under an equity award granted during the Prohibited Activity Term would be forfeited (without payment of consideration); (c) any gain realized by Mr. Bruggeworth with respect to any shares issued pursuant to an equity award granted during the Prohibited Activity Term would be required to be immediately paid to Qorvo; (d) any cash/incentive payments made during the Prohibited Activity Term would be required to be returned to Qorvo; and (e) any rights to future cash/incentive payments granted during the Prohibited Activity Term would be forfeited. Qorvo also has an offset right to recover such amounts against amounts otherwise due to Mr. Bruggeworth. For purposes of the employment agreement, “Prohibited Activity” includes (a) violation of certain restrictive covenants; (b) Mr. Bruggeworth’s engaging in willful conduct that results in an obligation to reimburse Qorvo under Section 304 of the Sarbanes-Oxley Act of 2002; or (c) Mr. Bruggeworth’s engaging in fraud, theft, misappropriation, embezzlement or dishonesty to the material detriment of Qorvo. “Prohibited Activity Term” means the period starting when Mr. Bruggeworth first engaged in Prohibited Activity conduct and without time limitation.

Change in Control Agreements

We have entered into change in control agreements with each of our NEOs. The change in control agreement with Mr. Murphy terminated upon his resignation from Qorvo effective April 18, 2022. The change in control agreements with our NEOs (with the exception of Mr. Murphy) will end on the earliest of: (a) the first anniversary of the effective date, subject to automatic renewal for additional one-year periods unless we give notice to the officer that we do not wish to extend it; (b) the termination of the officer’s employment with us for any reason during the period from the effective date until the date that is ninety (90) days prior to a change in control; (c) the termination of the officer’s employment with us by the officer without good reason or by us with cause; or (d) the end of a two-year period following a change in control and the fulfillment by us and the officer of all obligations under the agreement.

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Under these agreements, if a change in control occurs while the officer is our employee, and a qualifying termination of his employment with us occurs within the two-year period following the change in control (which will include the ninety (90) days prior to the date of the change in control in the case of a termination by us without cause), then he or she (or his or her legal representative) is entitled to certain compensation payments and benefits provided he or she has executed a general release of claims. A “qualifying termination” means: (a) our termination of the officer’s employment for a reason other than death, disability or cause; (b) the officer’s termination of his or her employment for good reason; or (c) the termination of the officer’s employment due to death following delivery of a notice of good reason by the officer, which condition constituting good reason remains uncured by us.

A “change in control” is deemed to have occurred under the change in control agreements on the earliest of the following dates: (a) the acquisition by a person or entity of voting control over more than forty percent (40%) of the total voting power of our then outstanding voting stock; (b) a merger, consolidation or reorganization of us, in which holders of our common stock immediately prior to the transaction have voting control over less than sixty percent (60%) of the voting securities of the surviving corporation immediately after the transaction; (c) the sale or disposition of all or substantially all of our assets; or (d) a change in a majority of the Board within a 12-month period unless the nomination for election by our stockholders of each new director was approved by the vote of two-thirds of the members of the Board then still in office who were in office at the beginning of the 12-month period.

The agreements provide that, upon a qualifying termination after a change in control, we will pay a severance benefit to the officer. The severance benefit is equal to the sum of: (a) one times the highest annual rate of the officer’s base salary during the 12-month period before termination (two times in the case of Messrs. Bruggeworth and Brown) plus (b) one times the officer’s target annual bonus opportunity based on the officer’s target bonus opportunity for the period in which the termination occurs (two times in the case of Messrs. Bruggeworth and Brown).

In addition, the agreements provide that upon a qualifying termination after a change in control, all of our stock options, stock appreciation rights or similar stock-based awards held by the officer will be accelerated and exercisable in full, and all restrictions on any restricted stock, performance stock or similar stock-based awards granted by us will be removed and such awards will be fully vested. If the officer receives any payments or benefits under the agreement or under any other arrangement with us that may separately or in the aggregate constitute “parachute payments” within the meaning of Section 280G of the Code and it is determined that any of such payments will be subject to any excise tax pursuant to applicable provisions of the Code, we will pay to the officer either: (i) the full amount of such payments; or (ii) an amount equal to such payments reduced by the minimum amount necessary to prevent any portion of such payments from being an “excess parachute payment” (within the meaning of the Code), whichever amount results in the officer’s receipt, on an after-tax basis, of the greatest amount of payments notwithstanding that all or some portion of the payments may be subject to the excise tax (that is, there is no gross up provision). The agreements also provide that if the officer elects continuation coverage through our health plan, we will reimburse the officer for the difference between the monthly COBRA premium paid by the officer and the monthly premium amount required to be paid by our active employees for the same level of coverage under our health plan for a one-year period following termination (a two-year period in the case of Messrs. Bruggeworth and Brown). We will also provide an annual payment equal to the amount necessary to pay any taxes imposed on the officer as a result of the officer’s receipt of health care reimbursements from us.

The agreements also provide that the officer is subject to certain confidentiality, nonsolicitation and noncompetition provisions. In the event the officer fails to comply with any of these provisions, he or she will not be entitled to receive any payment or benefits under the agreement. These payments also are subject to “clawback” restrictions in the event of certain prohibited conduct. The following table sets forth information about potential payments to our current NEOs, assuming that their employment was terminated following a change in control of Qorvo as of April 1, 2023, using the closing price per share of our common stock on March 31, 2023 (the last trading day of fiscal 2023) of $101.57. The table also assumes prior payment of any remaining accrued annual bonus in accordance with the terms of our Short-Term Incentive Plan and any portion of base salary that would have been accrued but not yet paid as of April 1, 2023.

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Potential Payments Upon a Qualifying Termination following a Change in Control

Name		Robert A. Bruggeworth ($)	Grant A. Brown ($)	Philip J. Chesley ($)	Steven E. Creviston ($)	Paul J. Fego ($)

Base Salary	(1)	1,914,290	1,100,000	478,950	560,829	500,244

Bonus	(2)	3,062,864	990,000	431,055	504,746	450,220

Stock Awards	(3)	15,699,370	2,886,924	3,014,598	4,048,986	3,934,619

Benefits Continuation	(4)	47,825	69,908	22,674	23,912	27,537

Accrued Vacation	(5)	92,033	52,885	26,071	30,482	25,346

Total		$20,816,382	$5,099,717	$3,973,348	$5,168,955	$4,937,966

(1)

For Messrs. Bruggeworth and Brown, the amount represents two times the highest annual rate of base salary during the twelve-month period before termination within the fiscal 2023 year. For the other NEOs, the amount represents one times the highest annual rate of base salary during the twelve-month period before termination within the fiscal 2023 year. A portion of these amounts would be payable in a lump sum within 30 days following the date of termination, with the remainder to be paid in periodic installments, in accordance with our normal payroll practices, over a two-year period for Messrs. Bruggeworth and Brown, and over a one-year period for the other NEOs.

(2)

For Messrs. Bruggeworth and Brown, the amount represents two times the target annual bonus opportunity as defined in our Short-Term Incentive Plan for the year of termination. For the other NEOs, the amount represents one times the target annual bonus opportunity as defined in our Short-Term Incentive Plan for the year of termination. The bonus amounts shown are calculated using the fiscal 2023 base salary rates. A portion of these amounts would be payable in a lump sum within 30 days following the date of termination, with the remainder to be paid in periodic installments, in accordance with our normal payroll practices, over a two-year period for Messrs. Bruggeworth and Brown, and over a one-year period for the other NEOs.

(3)	Represents the intrinsic value of unvested performance- and service-based restricted stock units as of April 1, 2023.

(4)

Represents the value of continuing health and welfare based on the monthly premiums paid by Qorvo at April 1, 2023 (for two years with respect to Messrs. Bruggeworth and Brown, and one year with respect to the other NEOs).

(5)

Represents accrued vacation earned but not utilized, which would be payable in a lump sum within 30 days following the date of termination. The accrued vacation amounts shown are calculated using the fiscal 2023 base salary rates.

Other Potential Payments Upon Resignation, Termination for Cause, Termination without Cause, Retirement or Constructive Termination

Other than potential receipt of a cash payment worth up to 26 weeks of base salary under our general severance program following an involuntary termination, Messrs. Brown, Chesley, Creviston and Fego are not entitled to any cash payments from Qorvo in the event of their resignation, termination with or without cause, retirement or constructive termination without a change in control. However, their unvested restricted stock units listed below may be subject to acceleration or may continue to vest if and as provided in individual agreements. As a result of his resignation from Qorvo effective April 18, 2022, Mr. Murphy received his base salary through the date of his resignation and forfeited all unvested equity awards.

Name	Grant A. Brown	Philip J. Chesley	Steven E. Creviston	Paul J. Fego

Stock Awards (1)	$2,886,924	$3,014,598	$4,048,986	$3,934,619

(1)	Represents the intrinsic value of service-based restricted stock units for these NEOs at April 1, 2023.

In accordance with the terms of his employment agreement, Mr. Bruggeworth would have been entitled to the following payments from Qorvo upon the occurrence of any of the termination events described in the table below as of April 1, 2023. The table below assumes prior payment of any portion of base salary that would have been accrued but not yet paid as of April 1, 2023. Although Mr. Bruggeworth is also entitled to change of control benefits under his employment agreement, pursuant to the terms of his employment agreement, any benefits payable under his change in control agreement with Qorvo offset any benefits paid under his employment agreement following his termination. As of April 1, 2023, the benefits payable under his change in control agreement, as set forth in the above table, would have been equal to the change in control benefits payable under his employment agreement.

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Robert A. Bruggeworth		Termination for Any Reason ($)	Termination Due to Death or Total Disability ($)	Termination without Cause or Good Reason ($)	Termination for Cause ($)	Termination without Good Reason ($)

Base Salary	(1)	—	—	1,914,290	—	—

Accrued Annual Bonus	(2)	—	—	—	—	—

Special Bonus	(3)	—	—	3,062,864	—	—

Stock Awards	(4)	15,699,370	15,699,370	15,699,370	—	15,699,370

Benefits Continuation	(5)	—	—	47,825	—	—

Accrued Vacation	(6)	92,033	92,033	92,033	92,033	92,033

Total		$15,791,403	$15,791,403	$20,816,382	$92,033	$15,791,403

(1)

With respect to the “Termination without Cause or Good Reason” column, the amount shown represents two times base salary and would be payable in equal periodic installments, in accordance with the payroll schedule for our salaried personnel, over a two-year period. The base salary amount shown is calculated using the fiscal 2024 base salary rate.

(2)

Represents previously earned but unpaid bonus under our Short-Term Incentive Plan for a completed performance period, which would be payable in a lump sum within 30 days of the termination date. With respect to the “Termination Due to Death or Total Disability” column, the amount payable is the greater of the accrued annual bonus or the accrued target bonus, in each case for the performance period in which the termination date occurs, which would be payable in a lump sum within 45 days following the end of the performance period in which the termination date occurs. With respect to the “Termination without Cause or Good Reason” column, the amount shown represents the accrued annual bonus, which would be payable within 45 days following the end of the performance period in which the termination date occurs. Under these severance scenarios, all or a portion of the accrued annual bonus may have already been paid or would nevertheless be payable without regard to the nature of Mr. Bruggeworth’s termination.

(3)

With respect to the “Termination without Cause or Good Reason” column, the Special Bonus amount shown represents two times the target annual bonus opportunity as defined in our Short-Term Incentive Plan for the year in which the termination occurs, which would be payable in equal periodic installments, in accordance with the payroll schedule for our salaried personnel, over a two-year period. The bonus amount shown is calculated using the fiscal 2024 base salary rate. Mr. Bruggeworth is not entitled to a Special Bonus under the other severance scenarios set forth in the above table.

(4)

Represents the intrinsic value of unvested performance- and service-based restricted stock units as of April 1, 2023. With respect to the “Termination for Any Reason,” “Termination Due to Death or Total Disability,” “Termination Without Cause or Good Reason” and “Termination Without Good Reason” columns, the amount shown: (a) reflects the value of unvested service-based restricted stock units which shall continue to vest if and as provided in an individual award agreement and (b) reflects that if and to the extent performance goals are deemed met, Mr. Bruggeworth shall be deemed to have earned a pro-rata number of performance-based restricted stock units for the relevant performance period. With respect to the “Termination for Cause” column, the amount shown: (a) reflects that Mr. Bruggeworth’s unvested service-based restricted stock units will be forfeited unless the Compensation Committee determines otherwise and (b) reflects that Mr. Bruggeworth’s unvested performance-based restricted stock units will be forfeited unless the Compensation Committee determines otherwise.

(5)	Represents the value of continuing health, welfare and other benefits through April 1, 2023, based on the monthly premiums paid by Qorvo at April 1, 2023.

(6)

Represents accrued vacation earned but not utilized, which would be payable in a lump sum within 30 days following the date of termination. The accrued vacation amount shown is calculated using the fiscal 2023 base salary rate.

CEO Pay Ratio Disclosure

As required SEC rules, we are providing the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee. This ratio is a reasonable estimate calculated in a manner consistent with SEC rules. Because SEC rules for identifying the median employee allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies have different employment and compensation practices, and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

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Executive Compensation

Last year, in calculating the pay ratio for fiscal 2022, we determined that the median employee used for fiscal 2021 had variances in their compensation during fiscal 2022 as compared to fiscal 2021, which would have resulted in a significant change in the pay ratio disclosure. As permitted by SEC rules, we selected another employee for fiscal 2022 whose compensation was substantially similar to the original median employee based on the compensation measure used to select the original median employee. During fiscal 2023, no such variances in compensation existed for our originally selected median employee, and there were no changes in compensation that would significantly affect our pay ratio disclosure by selecting this employee for 2023.

In performing the calculations, we used total cash compensation, consisting of base pay, annual incentive compensation and Company contributions to retirement plans for the 12-month period from February 1, 2022 through January 31, 2023, as our consistently applied compensation measure, and annualized compensation for all permanent employees who did not work for the entire measurement period.

Using the methodology described above, we calculated the median employee’s annual total compensation for fiscal 2023, which was $56,501, in accordance with the same requirements for calculating the annual total compensation of our NEOs for the Summary Compensation Table. With respect to the annual total compensation of our CEO, we used the amount reported for our CEO in the “Total” column for fiscal 2023 in the Summary Compensation Table, which was $11,693,756.

Based on this information, for fiscal 2023, the ratio of our CEO’s annual total compensation to the median employee was 207 to 1. The pay ratio identified is a reasonable estimate calculated in a manner consistent with SEC rules. Pay ratios that are reported by our peers may not be directly comparable to ours because of differences in the composition of each company’s workforce, as well as the assumptions and methodologies used in calculating the pay ratio, as permitted by SEC rules.

44         2023 Proxy Statement

Executive Compensation

Pay versus Performance
As
required by SEC rules, we are providing the following disclosure regarding executive “compensation actually paid” and certain Company performance measures for the fiscal years listed below. As indicated below, calculation of the “compensation actually paid” differs significantly from the calculation of total compensation as presented in the Summary Compensation Table. Please refer to the Compensation Discussion and Analysis and related tables and narrative disclosures for more information regarding the Company’s executive compensation philosophy and programs and the Compensation Committee’s decision-making process related to executive compensation matters.
Pay vs Performance Table

Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (1)(2)	Average Summary Compensation Table Total for Non-PEO NEOs (1)	Average Compensation Actually Paid to Non-PEO NEOs (1)(3)	Value of Initial Fixed $100 Investment Based On:		Net Income ($ millions) (6)	Non-GAAP Operating Income (CSM) ($ millions) (7)
					TSR (4)	Peer Group TSR (5)

2023	$11,693,756	$8,982,429	$2,399,493	$1,075,592	$125.88	$218.29	$103.2	$753.7

2022	$10,072,684	$4,215,605	$3,484,705	$2,286,139	$150.59	$225.03	$1,033.3	$1,551.7

2021	$9,778,617	$28,827,381	$3,049,183	$8,704,621	$239.06	$176.49	$733.6	$1,289.9

(1)
The principal executive officer (“PEO”) in each covered year is Mr. Bruggeworth. The
Non-PEO
NEOs for whom the average compensation is presented in this table are: for fiscal 2023, Messrs. Brown, Chesley, Creviston, Fego, and Murphy; for fiscal 2022, Messrs. Chesley, Creviston, Fego and Murphy; and for fiscal 2021, Messrs. Creviston, Fego, Murphy and James L. Klein. Mr. Murphy resigned as the Company’s CFO effective April 18, 2022, received total compensation of $83,974 in fiscal year 2023 and forfeited all unvested equity awards.

(2)
The
dollar amounts reported in this column represent the amount of “compensation actually paid” to Mr. Bruggeworth, as computed in accordance with Item 402(v) of Regulation
S-K.
The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Bruggeworth during the applicable year. In accordance with the requirements of Item 402(v) of Regulation
S-K,
the following adjustments were made to Mr. Bruggeworth’s total compensation for each year to determine the compensation actually paid:

Year	Summary Compensation Table Total for PEO	Exclusion of Stock Awards and Option Awards (a)	Inclusion of Equity Values (b)	Compensation Actually Paid to PEO

2023	$11,693,756	$(9,999,943)	$7,288,616	$8,982,429

2022	$10,072,684	$(7,649,886)	$1,792,807	$4,215,605

2021	$9,778,617	$(6,758,964)	$25,807,728	$28,827,381

(a)
The
amounts in
this
column represent the total of the amounts reported in the “Stock Awards” column in the Summary Compensation Table for the applicable year. The Company did not award options during the fiscal years referenced in the table.

2023 Proxy Statement

Executive Compensation

(b)	Equity values shown in this column are calculated in accordance with ASC Topic 718. The amounts included or excluded in this column represent the aggregate of the following components, as applicable:

Year	Fair Value as of the End of the Fiscal Year of Unvested Equity Awards Granted in that Year	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Less: Fair Value at the End of the Prior Year of Equity Awards Granted in Prior Years that Failed to Meet Vesting Conditions in the Year	Total Equity Values

2023	$9,761,690	$(1,246,720)	–	$(1,226,354)	–	$7,288,616

2022	$5,162,717	$(4,205,022)	–	$835,112	–	$1,792,807

2021	$11,728,513	$10,715,601	–	$3,363,614	–	$25,807,728

(3)
The dollar amounts reported represent the average amount of “compensation actually paid” to the NEOs as a group (excluding Mr. Bruggeworth), as computed in accordance with Item 402(v) of Regulation
S-K.
The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding Mr. Bruggeworth) during the applicable year. Mr. Murphy resigned as the Company’s CFO effective April 18, 2022, received total compensation of $83,974 in fiscal year 2023 and forfeited all unvested equity awards. In accordance with the requirements of Item 402(v) of Regulation
S-K,
the following adjustments were made to average total compensation for the NEOs as a group (excluding Mr. Bruggeworth) for each year to determine the average compensation actually paid:

Year	Average Summary Compensation Table Total for Non-PEO NEOs	Exclusion of Average Stock Awards and Option Awards (a)	Inclusion of Average Equity Values (b)	Average Compensation Actually Paid to Non-PEO NEOs

2023	$2,399,493	$(1,769,991)	$446,090	$1,075,592

2022	$3,484,705	$(2,650,094)	$1,451,528	$2,286,139

2021	$3,049,183	$(1,802,377)	$7,457,815	$8,704,621

(a)
The amounts in this column represent the total of the amounts reported in the “Stock Awards” column in the Summary Compensation Table for the applicable year. The Company did not award options during the fiscal years referenced in the table.

(b)	Equity values shown in this column are calculated in accordance with ASC Topic 718. The amounts included or excluded in this column represent the aggregate of the following components, as applicable:

Year	Average Fair Value as of the End of the Fiscal Year of Unvested Equity Awards Granted in that Year	Year over Year Average Change in Fair Value of Outstanding and Unvested Equity Awards	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Less: Average Fair Value at the End of the Prior Year of Equity Awards Granted in Prior Years that Failed to Meet Vesting Conditions in the Year	Total Average Equity Values

2023	$2,194,674	$(263,379)	—	$(241,915)	$1,243,290	$446,090

2022	$1,890,240	$(836,810)	—	$398,098	—	$1,451,528

2021	$3,127,584	$3,342,695	—	$987,536	—	$7,457,815

2023 Proxy Statement

Executive Compensation

(4)
Total Shareholder Return, or TSR, is calculated by dividing the difference between the Company’s share price at the end of the measurement period by the Company’s share price at the beginning of the measurement period, assuming that $100 was invested beginning March 28, 2020.

(5)
Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated, assuming that $100 was invested beginning March 28, 2020. The peer group used for this purpose is the S&P 500 Semiconductors Index.

(6)	The dollar amounts reported represent the amount of net income reflected in the Company’s audited consolidated and combined financial statements for the applicable year.

(7)
Non-GAAP operating income
, the Company-Selected Measure (or CSM), was calculated excluding stock-based compensation expense, amortization of intangible assets, acquisition and integration related costs, gain or loss on assets, asset impairments, start-up
costs, restructuring related charges, charges associated with a long-term capacity reservation agreement and certain non-cash
expenses. The calculation of
non-GAAP
operating income may also exclude revenue or operating income from acquisitions made during the period that were not part of Qorvo at the time the metrics were established.

For equity values included in the above tables, the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of the grant.
Financial Performance Measures
As described in greater detail in our Compensation Discussion and Analysis, the Company’s executive compensation program utilizes a variety of metrics for the purposes of evaluating performance and enhancing stockholder value. While a variety of metrics are used to align management’s interests with those of our stockholders, the Company’s short-term incentive plan for fiscal 2023 used two financial performance measures (disclosed below) to determine awards under this plan. In contrast, equity awards for fiscal year 2023 as part of the Company’s long-term incentive program were determined based only on non-financial
performance incentive objectives that are designed to support long-term value creation.
In accordance with SEC rules, the two “most important” financial performance measures identified by the Company to link “compensation actually paid” to the Company’s NEOs for the most recently completed fiscal year, to the Company’s performance are:

●	Revenue

●	Non-GAAP Operating Income

2023 Proxy Statement

Executive Compensation

Analysis of the Information Presented in the Pay versus Performance Table
While the Company utilizes several performance measures (both financial and non-financial
in nature) to align executive compensation with Company performance, not all of these measures are presented in the Pay versus Performance table above. Moreover, a substantial majority of the NEOs’ target total direct compensation mix is at-risk
and performance-based, and therefore does not specifically align the Company’s performance measures with “compensation actually paid” for a particular year, as computed in accordance SEC rules. The following charts illustrate the relationships between “compensation actually paid,” as presented in the table above, and our Company’s financial performance as measured by our net income, non-GAAP
operating income, our total shareholder return and the total shareholder return of our peer group.

2023 Proxy Statement

Executive Compensation

2023 Proxy Statement

Compensation of Directors

Compensation of Directors

Director Compensation Philosophy

Our philosophy is to provide competitive compensation necessary to attract and retain high-quality non-employee directors. The Board believes that a substantial portion of our non-employee directors’ compensation should consist of equity-based compensation to further align directors’ interests with the interests of our stockholders. The Compensation Committee periodically reviews our director compensation program and makes recommendations to the Board for changes to our program. The following table summarizes the annual compensation paid to our non-employee directors for the year ended April 1, 2023.

Director Compensation for Fiscal Year Ended April 1, 2023

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($) (2)

Judy Bruner	85,000	219,991	304,991

Jeffery R. Gardner	115,000	219,991	334,991

John R. Harding	95,000	219,991	314,991

David H. Y. Ho	85,000	219,991	304,991

Roderick D. Nelson	85,000	219,991	304,991

Ralph G. Quinsey	148,000	219,991	367,991

Walden C. Rhines	105,000	219,991	324,991

Susan L. Spradley	85,000	219,991	304,991

(1)

Mr. Bruggeworth is not included in this table because during fiscal 2023 he was identified as a named executive officer and his compensation received for this service is reflected in the Summary Compensation Table.

(2)

These amounts represent the aggregate grant date fair value for restricted stock unit awards granted to the indicated director in fiscal 2023 computed in accordance with ASC Topic 718, excluding the effect of any estimated forfeitures. A summary of the assumptions we apply in calculating these amounts is set forth in Note 15 of the Notes to the Consolidated Financial Statements included in the 10-K. The aggregate number of shares that were outstanding and granted during the fiscal year ended April 1, 2023 for each of the directors were as follows:

Name	Aggregate Number of Restricted Stock Unit Awards Outstanding at April 1, 2023 (#)	Number of Restricted Stock Unit Awards Granted in FY23 (#)	Aggregate Number of Option Awards Outstanding at April 1, 2023 (#)

Judy Bruner	2,067	2,067	–

Jeffery R. Gardner	2,067	2,067	–

John R. Harding	2,067	2,067	7,850

David H. Y. Ho	2,067	2,067	–

Roderick D. Nelson	2,067	2,067	–

Ralph G. Quinsey	2,067	2,067	–

Walden C. Rhines	2,067	2,067	–

Susan L. Spradley	2,067	2,067	–

50         2023 Proxy Statement

Compensation of Directors

Outstanding restricted stock unit awards vest on the earlier of (a) one year following the grant date or (b) the day before the Company’s first annual meeting of stockholders occurring after the grant date, in each case subject to continued service as of such date.

Schedule of Director Fees for Fiscal Year Ended April 1, 2023

Compensation Item	Amount ($)

Annual Retainers

Chairman of the Board	148,000

Board Service	85,000

Lead Independent Director (Additional Fee) (1)	20,000

Audit Committee Chair (Additional Fee)	30,000

Compensation Committee Chair (Additional Fee)	20,000

Governance and Nominating Committee Chair (Additional Fee) (1)	15,000

Corporate Development Committee Chair (Additional Fee)	10,000

(1)	Mr. Quinsey declined to receive the additional fees to which he was entitled as the Lead Independent Director and Chair of the Governance and Nominating Committee during fiscal 2023.

Equity Compensation

In fiscal 2023, each participating non-employee director of the Company who was re-elected received an annual restricted stock unit award, which we refer to as the annual RSU, with a value of $219,991 on the grant date. These annual RSUs vest on the earlier of (a) the first anniversary of the grant date or (b) the day before the Company’s first annual meeting of stockholders occurring after the grant date, in each case subject to continued service as of such date. See “Equity Compensation Plans – 2012 Stock Incentive Plan,” above for more information. Non-employee directors of the Company are also eligible to receive discretionary stock-based awards, which may be granted under the 2022 Plan. No discretionary equity awards were granted to non-employee directors in fiscal 2023.

Other Compensation

We reimburse all non-employee directors for expenses incurred in their capacity as non-employee directors. Directors may defer all or a portion of their cash retainers by participating in our nonqualified deferred compensation plan. Directors may also elect to defer receipt of shares of our common stock upon vesting. In addition, we offer participation in our group medical insurance program to any non-employee director who agrees to pay the full amount of the premium.

    2023 Proxy Statement    51

Equity Compensation Plan Information

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information as of April 1, 2023 relating to our equity compensation plans, under which grants of stock options, restricted stock and other rights to acquire shares of our common stock may be made from time to time.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding warrants and rights (1)	Weighted average exercise price of outstanding options, warrants and rights (2)	Number of securities remaining available for future issuance under equity plans (excluding securities reflected in column (a)) (3)

Equity compensation plans approved by security holders	2,052,199	$20.95	7,037,062

Total	2,052,199		7,037,062

(1)

Includes shares subject to issuance pursuant to outstanding stock options and restricted stock unit awards if certain performance-based and service-based conditions are met. For more detailed information, see “Performance-Based Restricted Stock Unit Awards” and “Service-Based Restricted Stock Unit Awards” under “Compensation Discussion and Analysis – Compensation Elements,” above.

(2)	The weighted-average exercise price does not take into account restricted stock unit awards because such awards do not have an exercise price.

(3)

The total shares available for future issuance in column (c) may be the subject of awards other than options, warrants or rights granted under our 2022 Plan, 2012 Plan and 2013 Incentive Plan. For a more detailed discussion of these and other equity plans that have been approved by our stockholders, see “Equity Compensation Plans,” above. The number of securities remaining available for future issuance also includes securities that may be issued pursuant to the ESPP.

52         2023 Proxy Statement

Proposal 3 – Ratification of Appointment of Qorvo’s Independent Registered Public Accounting Firm

PROPOSAL 3 – RATIFICATION OF APPOINTMENT OF QORVO’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP (“EY”) to audit the consolidated financial statements of Qorvo for fiscal 2024. EY, an independent registered public accounting firm, has served as Qorvo’s independent auditor since fiscal 2019. A representative from EY is expected to be present at the annual meeting and will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions from stockholders.

Although stockholder ratification of the appointment is not required by law, we desire to solicit such ratification as a matter of good governance. If the appointment of EY is not approved by a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote, the Audit Committee will consider the appointment of another independent registered public accounting firm for fiscal 2024.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 30, 2024.

Independent Registered Public Accounting Firm Fee Information

The following table shows the aggregate fees that were paid or accrued for the audit and other services provided by EY for fiscal years 2023 and 2022.

	2023 ($)	2022 ($)

Audit Fees	2,591,203	2,497,207

Audit-Related Fees	–	–

Tax Fees	78,027	173,267

All Other Fees	–	–

Total	2,669,230	2,670,474

Audit Fees. This category includes fees for: (a) the audit of our annual financial statements and review of financial statements included in our quarterly reports on Form 10-Q; (b) the audit of our internal control over financial reporting; and (c) services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements for the relevant fiscal years.

Tax Fees. This category consists of professional services rendered by our independent registered public accounting firm for tax compliance, tax planning and tax advice. The services for the fees disclosed under this category include tax return preparation, tax planning, research and technical tax advice.

The Audit Committee has considered the compatibility of the non-audit services performed by and fees paid to EY in fiscal years 2023 and 2022, and the proposed non-audit related services and proposed fees for fiscal year 2024 and has determined that such services and fees are compatible with the independence of EY. All services were approved by the Audit Committee prior to such services being rendered.

Pre-Approval Policies and Procedures

The Audit Committee has established a pre-approval policy for certain audit and non-audit services, up to a specified amount, for each identified service that may be provided by the independent registered public accounting firm. The pre-approval fee levels for all services to be provided by the independent registered public accounting firm are reviewed annually by the Audit Committee. The Audit Committee has authorized management to engage accounting firms other than Ernst & Young LLP to perform certain audit-related, tax and other non-audit services, as set forth in the policy. The Audit Committee has delegated to the Chair of the Audit Committee the authority to approve, in between meetings of the Audit Committee, certain audit, audit-related, tax and other permissible non-audit services to be provided by Ernst & Young LLP in an amount not to exceed $50,000.

    2023 Proxy Statement    53

Report of the Audit Committee

REPORT OF THE AUDIT COMMITTEE

Each member of the Audit Committee is an independent director under existing Nasdaq listing standards and SEC requirements. In addition, the Board of Directors has determined that each of Ms. Bruner, and Messrs. Gardner, Harding, and Quinsey is an “audit committee financial expert,” as defined by SEC rules.

In the performance of its oversight function, the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee also has reviewed and discussed with management and the independent registered public accounting firm management’s assessment of the effectiveness of our internal control over financial reporting and the independent registered public accounting firm’s evaluation of our internal control over financial reporting.

The Audit Committee reviewed with the independent registered public accounting firm its judgments as to the quality, not just the acceptability, of our accounting principles and discussed with the independent registered public accounting firm such other matters as are required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board standards and the Securities and Exchange Commission.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm that firm’s independence.

Based upon the discussions and review described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended April 1, 2023 for filing with the SEC. This report has been prepared by members of the Audit Committee. Current members of this committee are:

Jeffery R. Gardner (Chair)

Judy Bruner

John R. Harding

Ralph G. Quinsey

54         2023 Proxy Statement

Security Ownership of Certain Beneficial Owners and Management

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of Qorvo’s common stock as of May 31, 2023 (unless otherwise indicated) by (a) each person known by Qorvo to own beneficially more than five percent of the outstanding shares of our common stock, (b) each director and nominee for director, (c) the NEOs, and (d) all current directors and executive officers as a group. Beneficial ownership is determined in accordance with SEC rules. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or that are or may become exercisable within 60 days of May 31, 2023, and shares of restricted stock or restricted stock units that have vested or that will vest within 60 days of May 31, 2023, are deemed outstanding. These shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and under applicable community property laws, each stockholder named in the table has sole voting and dispositive power with respect to the shares set forth opposite the stockholder’s name. Unless otherwise indicated, the address of all listed stockholders is c/o Qorvo, Inc., 7628 Thorndike Road, Greensboro, North Carolina 27409-9421. None of our directors or executive officers has pledged our common stock. The percentage of our common stock beneficially owned is based on 98,614,002 shares outstanding as of May 31, 2023.

	Beneficial Ownership
Name of Beneficial Owner	Number of Shares	Percent of Class

The Vanguard Group (1)	11,829,838	12.00%

BlackRock, Inc. (2)	8,521,126	8.64%

The Baupost Group, L.L.C. (3)	5,731,657	5.81%

Capital Research Global Investors (4)	5,606,628	5.69%

Ralph G. Quinsey (5)	122,701	*

Robert A. Bruggeworth (6)	90,830	*

Walden C. Rhines (7)	77,834	*

Mark Murphy (8)	73,056	*

Steven E. Creviston	48,102	*

Grant A. Brown	12,839	*

Jack R. Harding (9)	12,542	*

David H.Y. Ho	12,264	*

Jeffery R. Gardner	10,704	*

Philip Chesley	8,904	*

Roderick D. Nelson	5,595	*

Paul J. Fego	5,524	*

Susan L. Spradley	3,232	*

Judy Bruner	1,407	*

Directors and executive officers as a group (16 persons) (9)	423,975	*

*	Indicates less than one percent

    2023 Proxy Statement    55

Security Ownership of Certain Beneficial Owners and Management

(1)

Based upon information set forth in a Schedule 13G/A filed with the SEC on February 9, 2023 by The Vanguard Group, Inc. (“Vanguard”) reporting the sole power to dispose or direct the disposition of 11,399,985 shares, shared power to vote or direct the vote of 150,469 shares and shared power to dispose or direct the disposition of 429,853 shares. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(2)

Based upon information set forth in a Schedule 13G/A filed with the SEC on February 7, 2023 by BlackRock, Inc. (“BlackRock”) reporting the sole power to vote or direct the vote of 7,874,319 shares and the sole power to dispose and to direct the disposition of 8,521,126 shares. The address of BlackRock is 55 East 52nd Street, New York, NY 10055.

(3)

Based upon information set forth in a Schedule 13G/A filed with the SEC on February 13, 2023 by The Baupost Group, L.L.C., Baupost Group GP, L.L.C. and Seth A. Klarman (“Baupost”) reporting the shared power to vote or direct the vote of and dispose or direct the disposition of 5,731,657 shares. The address of Baupost is 10 St. James Avenue, Suite 1700, Boston, MA 02116.

(4)

Based upon information set forth in a Schedule 13G filed with the SEC on February 13, 2023 by Capital Research Global Investors reporting the sole power to vote or direct the vote of, and dispose or direct the disposition of 5,606,628 shares. The address of Capital Research Global Investors is 33 South Hope Street, 55th Fl, Los Angeles, CA 90071.

(5)	Includes 73,865 shares of common stock held in a trust for which Mr. Quinsey has sole dispositive power. Mr. Quinsey disclaims beneficial ownership of these 73,865 shares.

(6)	Includes 20,000 shares of common stock held in a trust for which Mr. Bruggeworth has sole voting and dispositive power.

(7)	Includes 19,888 shares of common stock held in a trust for which Dr. Rhines has sole dispositive power. Dr. Rhines disclaims beneficial ownership of these 19,888 shares.

(8)	Includes 31,909 shares of common stock held in a trust for which Mr. Murphy’s spouse has sole voting and dispositive power.

(9)	Includes 7,850 shares of common stock issuable upon exercise of stock options.

56         2023 Proxy Statement

Related Person Transactions

RELATED PERSON TRANSACTIONS

Related Person Transactions Policy

The Board maintains a written policy regarding transactions that involve Qorvo and any of its executive officers, directors, director nominees or five percent or greater stockholders or their affiliates, which are referred to generally as “related persons.” The Governance and Nominating Committee will analyze and consider any such transaction in accordance with this written policy in order to determine whether the terms and conditions of the transaction are substantially the same as, or more favorable to Qorvo than, transactions that would be available from unaffiliated parties.

The policy governs the procedures for review and consideration of all “related person transactions,” as that term is defined in the policy, in order for such transactions to be timely identified and given appropriate consideration. Generally, any current or proposed financial transaction, arrangement or relationship in which a “related person” had or will have a direct or indirect material interest, in an amount exceeding $120,000 and in which Qorvo was or will be a participant, requires the approval of the Governance and Nominating Committee or a majority of the disinterested members of the Board. Before granting such approval, the Governance and Nominating Committee will consider all of the relevant facts and circumstances to determine whether the proposed transaction is in the best interest of Qorvo and its stockholders. The term “related person” is defined by the policy and by Item 404 of Regulation S-K.

In conducting its review of any proposed related person transaction, the Governance and Nominating Committee will consider all of the relevant facts and circumstances available to the Governance and Nominating Committee, including but not limited to (a) the benefits to Qorvo; (b) the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; (c) the availability of other sources for comparable products or services; (d) the terms of the proposed related person transaction; and (e) the terms available to unrelated third parties or to employees generally in an arms-length negotiation. No member of the Governance and Nominating Committee will participate in any review, consideration or approval of any related person transaction with respect to which such member or any of his or her immediate family members is the related person.

The Governance and Nominating Committee may, from time to time as it determines in its discretion to be appropriate, review periodically any previously approved or ratified related person transaction to determine if it is in the best interests of Qorvo and our stockholders to continue, modify or terminate such related person transaction.

We did not engage in any related person transactions during the year ended April 1, 2023.

    2023 Proxy Statement    57

Voting and Other Information

VOTING AND OTHER INFORMATION

PROPOSALS FOR THE 2024 ANNUAL MEETING

Proposals for Inclusion in our Proxy Statement.

Pursuant to SEC Rule 14a-8, under certain conditions, stockholders may request that we include a proposal in our proxy materials for the 2024 Annual Meeting of Qorvo stockholders. Any stockholder desiring to include a proposal in our proxy materials pursuant to Rule 14a-8 must ensure that our Secretary receives the proposal at our principal executive offices (located at 7628 Thorndike Road, Greensboro, North Carolina 27409-9421) not later than February 29, 2024 in order for the proposal to be eligible for inclusion in our proxy statement and proxy card relating to our 2024 Annual Meeting.

Director Nominations for Inclusion in our Proxy Statement.

If a stockholder desires to propose a director candidate for nomination to the Board of Directors pursuant to our proxy access bylaw provisions, our bylaws provide that the stockholder must deliver timely advance written notice of such nomination to our Secretary at our principal executive offices. Under our bylaws, to be timely, such stockholder’s notice generally must be delivered to our Secretary not later than the close of business on February 29, 2024 and not earlier than the close of business on January 30, 2024.

Other Stockholder Proposals and Director Nominations.

If a stockholder desires to propose any business at the meeting (other than pursuant to Rule 14a-8 or our proxy access bylaw provisions), our bylaws provide that the stockholder must deliver timely advance written notice of such business to our Secretary at our principal executive offices. Under our bylaws, to be timely, such stockholder’s notice generally must be delivered to our Secretary not later than the close of business on April 17, 2024 and not earlier than the close of business on March 18, 2024.

Each item of business proposed by a stockholder, including director nominations, must be made in accordance with our bylaws and any other applicable law, rule or regulation. In addition, any notice of a proposed director candidate must also comply with our bylaws, including the criteria set forth under “Procedures for Director Nominations” on page 14 of this proxy statement. If written notice is not given in accordance with these requirements, the proposal or nomination will be considered deficient or untimely, as applicable, and Qorvo may exclude such business, including director nominations, from consideration at the meeting.

58         2023 Proxy Statement

General Information

GENERAL INFORMATION

Record Date and Shares Entitled to Vote

In accordance with Delaware law and our bylaws, June 20, 2023 was fixed as the record date for determining holders of our common stock entitled to notice of and to vote at the meeting. Each share of our common stock issued and outstanding on the record date is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on at the meeting. Holders of shares of common stock vote together as a voting group on all proposals. At the close of business on June 20, 2023, there were 98,118,241 shares of Qorvo’s common stock outstanding and entitled to vote. Pursuant to Delaware law, a list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose germane to the meeting, during normal business hours at our principal executive offices in Greensboro, NC for a period of ten days ending on the day before the date of the annual meeting.

Quorum Requirements

The presence in person or by proxy of a majority of the shares of our common stock outstanding on the record date constitutes a quorum for purposes of voting on a particular matter and conducting business at the meeting. Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting. Signed proxies that do not provide voting instructions or that reflect abstentions or broker non-votes will be counted for purposes of determining whether a quorum is present. In the event of an adjournment, postponement or emergency that changes the time, date or location of the annual meeting, we will make an announcement, issue a press release or post information on our Investor Relations website, https://ir.qorvo.com, to notify our stockholders.

How to Attend the Annual Meeting

If you decide to attend the meeting in person, you will need to present government-issued photo identification. After confirmation that you are a registered holder of Qorvo common stock as of the record date, you will be allowed to attend our annual meeting. If you are not a registered holder, please be sure that you bring your government-issued photo identification as well as either (i) a proxy issued to you in your name by your brokerage firm, bank or other nominee, or (ii) a brokerage statement showing your beneficial ownership of Qorvo common stock as of the record date (and a legal proxy from your brokerage firm, bank or other nominee if you wish to vote your shares at the meeting), to present to the registration desk upon your arrival.

Proxy Costs

This solicitation is being made by mail and may also be made in person or by telephone or Internet by our officers or employees on behalf of Qorvo. We will pay all expenses incurred in this solicitation, but none of our officers or employees will receive any additional or special compensation for soliciting proxies. Banks, brokerage houses and other institutions, nominees and fiduciaries are requested to forward the proxy materials to beneficial owners and to obtain authorization for the execution of proxies. We will, upon request, reimburse these parties for their reasonable expenses in forwarding proxy materials to beneficial owners.

Householding and Delivery of Proxy Materials

Some banks, brokers or other nominee record holders may be participating in the practice of “householding” annual reports, proxy statements and Notices of Internet Availability of Proxy Materials. This means that only one copy of our annual report, proxy statement or Notice of Internet Availability of Proxy Materials, as applicable, may have been sent to multiple stockholders in the same household. We will promptly deliver, without charge, a separate copy of our Annual Report on Form 10-K, proxy statement or Notice of Internet Availability of Proxy Materials, as applicable, to any stockholder upon request submitted in writing to Qorvo at the following address: Qorvo, Inc., 7628 Thorndike Road, Greensboro, North Carolina 27409-9421, Attention: Investor Relations Department, or by calling (336) 664-1233. Any stockholder who wants to receive separate copies of our annual report, proxy statement or Notice of Internet Availability of Proxy Materials in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker or other nominee record holder, or contact Qorvo at the above address and telephone number.

    2023 Proxy Statement    59

General Information

How to Vote Your Shares

The accompanying proxy is solicited on behalf of the Board of Directors of Qorvo for use at our 2023 Annual Meeting of Stockholders. Although stockholders holding shares as of the record date may vote in person at the annual meeting, we strongly encourage all stockholders to vote their shares prior to the meeting. To be valid, your vote must be received by the deadline specified on the proxy card, voting instruction form or Notice of Internet Availability. Stockholders can vote by proxy using one of the following three methods:

By Mail:	By Telephone:	Through the Internet:

You may vote by signing, dating and mailing the enclosed proxy card or the voting instruction form you received.	Please call toll-free 1-800-690-6903 and follow the instructions on the proxy card or voting instruction form.	Please go to www.proxyvote.com and follow the instructions on the website.

If you vote via the Internet or by telephone, please do not return your proxy card. The Internet and telephone voting facilities for eligible shareholders of record will close at 11:59 p.m., EDT, on Monday, August 14, 2023. Stockholders who vote via the Internet or by telephone may incur costs, such as telephone and Internet access charges, for which the stockholder is responsible.

Registered holders may also vote their shares in person at the annual meeting. To vote shares held in street name in person at the meeting, a proxy issued in the owner’s name must be obtained from the record holder (typically the bank, broker or other nominee) and presented at the annual meeting.

A proxy that is properly signed and dated, and has not been revoked, but which does not contain voting instructions, will be voted in accordance with our Board’s recommendations for each proposal. Two of our officers are designated as the proxies to cast the votes of our stockholders at the annual meeting. Management is not aware of any matters, other than those specified herein, that will be presented for action at the annual meeting. If other matters are properly presented at the annual meeting for consideration, the agents named on the proxy card will have the discretion to vote on those matters for you.

Votes Required, Non-Votes, Abstentions, and Revocations

Signed proxies that do not provide voting instructions or that reflect abstentions or broker non-votes will be counted for purposes of determining whether a quorum is present. A broker or other nominee may generally vote your shares without instruction on routine matters but not on non-routine matters. A broker “non-vote” occurs when your broker submits a proxy for your shares but does not indicate a vote for a particular “non-routine” proposal because your broker does not have authority to vote on that proposal and has not received specific voting instructions from you. Under applicable stock exchange rules, only the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm is considered a “discretionary” item. Assuming the existence of a quorum at the meeting, ballots will be counted in the following manner:

Proposal	Votes required	Effect of Abstentions	Effect of broker non-votes

1. To elect each of the nine directors named in this proxy statement	Affirmative vote of the majority of votes cast	No effect	No effect

2. To approve, on an advisory basis, the compensation of our NEOs	Affirmative vote of the majority of shares represented at the meeting	Against	No effect

3. To ratify the appointment of Ernst & Young LLP as Qorvo’s independent registered public accounting firm for the fiscal year ending March 30, 2024	Affirmative vote of the majority of shares represented at the meeting	Against	Broker has discretion to vote

You may revoke your proxy at any time before it is exercised by filing with our Corporate Secretary an instrument revoking it, filing a duly executed proxy bearing a later date (including a proxy given over the Internet or by telephone) or by attending the meeting and electing to vote in person.

Other Business

As of the date of this proxy statement, the Board knows of no other matter to come before the annual meeting. However, if any other matter requiring a vote of the stockholders arises, the persons named in the accompanying proxy will vote properly executed proxies in accordance with their best judgment.

60         2023 Proxy Statement

7628 Thorndike Road | Greensboro, NC 27409 - 9421
www.qorvo.com

qorvo
all around you

QORVO, INC. C/O BROADRIDGE PO BOX 1342 BRENTWOOD, NY 11717 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by Qorvo, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V18992-P96317 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. QORVO, INC. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES LISTED IN ITEM 1 AND “FOR” ITEMS 2 AND 3. 1. ELECTION OF DIRECTORS Nominees: For Against Abstain 1a. Ralph G. Quinsey 1b. Robert A. Bruggeworth 1c. Judy Bruner 1e. John R. Harding 1d. Jeffery R. Gardner 1f. David H. Y. Ho 1h. Dr. Walden C. Rhines 1g. Roderick D. Nelson 1i. Susan L. Spradley For Against Abstain 2. To approve, on an advisory basis, the compensation of our Named Executive Officers (as disclosed in the proxy statement). 3. To ratify the appointment of Ernst & Young LLP as Qorvo’s independent registered public accounting firm for the fiscal year ending March 30, 2024. The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted “FOR” each of the director nominees listed in Item 1 and “FOR” Items 2 and 3. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion. Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee, or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by a duly authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. V18993-P96317 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF QORVO, INC. ANNUAL MEETING OF STOCKHOLDERS AUGUST 15, 2023 The stockholder(s) hereby appoint(s) Robert A. Bruggeworth and Jason K. Givens, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Qorvo, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 a.m. Central Daylight Time on August 15, 2023, at The Ritz-Carlton, 2121 McKinney Avenue, Dallas, TX 75201, and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES LISTED ON THE REVERSE SIDE AND “FOR” ITEMS 2 AND 3. PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. CONTINUED AND TO BE SIGNED ON REVERSE SIDE